UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2013

Saleen Automotive, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-176388	45-2808694
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2735 Wardlow Road Corona, California		92882
(Address of Principal Executive Offices)		(Zip Code)

(800) 888-8945
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Current Report on Form 8-K, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” contains “forward-looking statements” that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation: statements regarding proposed new services; statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes” and “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

•	our failure to implement our business plan within the time period we originally planned to accomplish; and
•	other factors discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business.”

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02 Unregistered Sales of Equity Securities.

Item 3.03 Material Modification to Rights of Security Holders.

Item 4.01 Changes in Registrant’s Certifying Accountant.

Item 5.01 Changes in Control of Registrant.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.06 Change in Shell Company Status.

MERGER & CAPITAL RAISE

Merger

On May 23, 2013, we entered into an Agreement and Plan of Merger (“Merger Agreement”) with, Saleen California Merger Corporation, our wholly-owned subsidiary, Saleen Florida Merger Corporation, our wholly-owned subsidiary, Saleen Automotive, Inc. (“Saleen Automotive”), SMS Signature Cars (“SMS” and together with Saleen Automotive, the “Saleen Entities”) and Steve Saleen (“Saleen” and together with the Saleen Entities, the “Saleen Parties”). The closing (the “Closing”) of the transactions contemplated by the Merger Agreement (the “Merger”) occurred on June 26, 2013. At the Closing (a) Saleen California Merger Corporation was merged with and into SMS with SMS surviving as one of our wholly-owned subsidiaries; (b) Saleen Florida Merger Corporation was merged with and into Saleen Automotive with Saleen Automotive surviving as one of our wholly-owned subsidiaries; (c) holders of the outstanding capital stock of Saleen Automotive received an aggregate of 554,057 shares of our Super Voting Preferred Stock and holders of the outstanding capital stock of SMS received no consideration for their shares; and (d) approximately 93% of the beneficial ownership of our common stock (on a fully-diluted basis) was owned, collectively, by Saleen (including shares of our Super Voting Preferred Stock issued to Saleen pursuant to the Assignment and License Agreement discussed below) and the former holders of the outstanding capital stock of Saleen Automotive. As a result of the Merger we are solely engaged in the Saleen Entities’ business, Saleen Automotive’s officers became our officers and Saleen Automotive’s three directors became members of our five-member board of directors (which currently has two vacancies).

On May 23, 2013, we also entered into an Assignment and License Agreement with Saleen pursuant to which Saleen agreed, as of the effective time of the Merger, to contribute certain intellectual property that relates to the “Saleen” brand name and related rights which are currently owned by him to us, license to us the right to use his image, signature, full name, voice, biographical materials, likeness, and goodwill associated with the “Saleen” brand, and assign to us all shares of the capital stock of SMS Retail – Corona, a California corporation, and Saleen Automotive Show Cars, Inc., a Michigan corporation. On June 21, 2013, we amended the Assignment and License Agreement to terminate the obligation to assign to us all shares of the capital stock of SMS Retail – Corona and Saleen Automotive Show Cars, Inc. Concurrently with the Closing, pursuant to the Assignment and License Agreement, as amended, Saleen assigned certain intellectual property that relates to the “Saleen” brand name and related rights which are currently owned by him to us, and licensed the right to use his image, signature, full name, voice, biographical materials, likeness, and goodwill associated with the “Saleen” brand to us. In exchange for entering into the Assignment and License Agreement, as amended, we issued to Saleen, as of the effective time of the Merger, 341,943 shares of our Super Voting Preferred Stock.

On June 17, 2013, we consummated a merger with WSTY Subsidiary Corporation, our wholly-owned subsidiary, pursuant to which we amended our articles of incorporation to change our name to Saleen Automotive, Inc. Unless otherwise indicated, references in this Current Report on Form 8-K to ‘Saleen Automotive’ refer to Saleen Automotive, Inc., our wholly-owned Florida subsidiary.

On June 27, 2013, we filed a press release announcing the Closing, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.3.

Except for the Merger Agreement, the Assignment and License Agreement, as amended, the transactions contemplated thereby and the other transactions described herein, none of the Saleen Parties, nor any of their directors, officers and/or shareholders, as applicable, had any material relationship with our company.

We are presently authorized under our articles of incorporation, as amended to date, to issue 100,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share, of which 896,000 shares are designated Super Voting Preferred Stock. The rights of our Super Voting Preferred Stock are set forth in a Certificate of Designations, Preferences, Limitations, Restrictions and Relative Rights of Super Voting Preferred Stock (the “Certificate of Designations”) which became effective on June 17, 2013. As of the Closing, we had 8,000,000 shares of common stock issued and outstanding and 896,000 shares of Super Voting Preferred Stock issued and outstanding.

Under the terms of the Merger Agreement, all of the outstanding shares of capital stock held by Saleen Automotive’s former shareholders were exchanged for 554,057 shares of our Super Voting Preferred Stock, and under the terms of the Assignment and License Agreement, as amended, we issued to Saleen an additional 341,943 shares of our Super Voting Preferred Stock. Each share of our Super Voting Preferred Stock will immediately and automatically convert into 125 shares of our common stock at such time that we file an amendment to our articles of incorporation effecting a reverse stock split of our common stock so that we have a sufficient number of authorized and unissued shares of our common stock to permit the conversion of all outstanding shares of our Super Voting Preferred Stock into our common stock. Accordingly, as a result of the Merger and the transactions effectuated pursuant to the Assignment and License Agreement, as amended, Saleen and the former shareholders of Saleen Automotive own approximately 112,000,000 shares of our common stock on an as-converted basis, and our existing stockholders own 8,000,000 shares of our common stock.

We intend to effectuate a 1-for-2.63870 reverse stock split (the “Reverse Split”) which will trigger the automatic conversion of our Super Voting Preferred Stock into our common stock. As a result of the Reverse Split, each share of our Super Voting Preferred Stock will convert into approximately 47.38 shares of our common stock. Upon the effectiveness of the Reverse Split, the 896,000 outstanding shares of our Super Voting Preferred Stock will immediately and automatically convert into approximately 42,450,469 shares of our common stock (accounting for the Reverse Split ratio), and our Super Voting Preferred Stock will cease to be designated as a separate series of our preferred stock. Our existing stockholders will, following the Reverse Split, own approximately 3,032,175 shares of our common stock.

In connection with the Reverse Split, our board of directors may, in its discretion, provide special treatment to certain of our stockholders to preserve round lot holders (i.e., holders owning at least 100 shares prior to the Reverse Split) after the Reverse Split. Our board of directors may elect, in its discretion, to provide such special treatment to the record holders of our common stock only on a per certificate basis or more generally to the beneficial holders of our common stock. For example, if our board determines to provide such special treatment to record holders only, the record holders of our common stock holding a certificate representing 263 or fewer shares of common stock but at least 100 shares of common stock would receive 100 shares of common stock after the Reverse Split with respect to each such certificate, and record holders holding a certificate representing less than 100 shares of our common stock would not be affected and would continue to hold a certificate representing the same number of shares as such stockholders held before the Reverse Split. In the alternative, if our board determines to provide such special treatment to beneficial holders generally, the beneficial holders of our common stock beneficially holding 263 or fewer shares of our common stock but at least 100 shares of our common stock would receive 100 shares of our common stock after the Reverse Split, and persons beneficially holding less than 100 shares of our common stock would not be affected by the Reverse Split and would continue to hold the same number of shares as such stockholders held before the Reverse Split. The terms and conditions of special treatment afforded to our stockholders to preserve round lot stockholders, if any, including the record dates for determining which stockholders may be eligible for such special treatment, will be established in the discretion of our board of directors.

The holders of shares of our Super Voting Preferred Stock are entitled to vote together with the holders of our common stock, as a single class, upon all matters submitted to holders of our common stock for a vote. Each share of Super Voting Preferred Stock is entitled to a number of votes equal to the number of shares of common stock into which it is convertible at the record date. As such, immediately following the Closing, Saleen Automotive’s former shareholders and our existing stockholders held approximately 93% and 7%, respectively, of the total combined voting power of all classes of our stock entitled to vote.

In the event of any liquidation, dissolution or winding up of our company, the assets available for distribution to our stockholders will be distributed among the holders of our Super Voting Preferred Stock and the holders of our common stock, pro rata, on an as-converted-to-common-stock basis. The holders of our Super Voting Preferred Stock are entitled to dividends in the event that we pay cash or other dividends in property to holders of outstanding shares of our common stock, which dividends would be made pro rata, on an as-converted-to-common-stock basis.

The ownership interests of Saleen Automotive’s former shareholders and our existing stockholders are subject to dilution in connection with the shares of our common stock issuable upon conversion of the securities issued in the Capital Raise (described below). Accordingly, upon the consummation of the Capital Raise and assuming the effectiveness of the Reverse Split, the automatic conversion of all outstanding shares of our Super Voting Preferred Stock into our common stock and the conversion of the securities issued in the Capital Raise into shares of our common stock, the ownership of our common stock would be as follows:

Owner	Shares	Percentage
Steve Saleen (Merger Consideration)	14,929,875	24.6%
Steve Saleen (IP and License Consideration)	16,200,469	26.7%
Other Saleen Automotive Shareholders	11,320,125	18.7%
Purchasers in Capital Raise	15,160,876	25%
Our Existing Stockholders	3,032,175	5%

The intended result of the Merger and the Reverse Split is that Saleen Automotive’s former shareholders will exchange 4 shares of the Saleen Automotive’s common stock for 1 share of our common stock.

Capital Raise

On June 26, 2013, we also entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with W-Net Fund I, L.P. (“W-Net”), Europa International, Inc. (“Europa”) Verdad Telecom, Inc. (“Verdad”), Gardner Syndication Management, Inc. (“Gardner”), Kartic Enterprises, Inc. (“Kartic”), MyLi Burger Holdings, LLC (“MyLi”), Scott and Sandra Alderton Family Trust (“Alderton Trust”), Adam Liebross (“Liebross”), Lee Mendelson (“Mendelson”), Elisabeth Wedam (“Wedam”), Murray Markiles (“Markiles”) and Louis Wharton (“Wharton” and together with W-Net, Europa, Verdad, Gardner, Kartic, MyLi, Alderton Trust, Liebross, Mendelson, Wedam and Markiles, the “Purchasers”), pursuant to which the Purchasers, on June 26, 2013, purchased from us 3.0% Senior Secured Convertible Notes (the “Notes”) for a cash purchase price of $2,500,000 and the conversion of $500,000 of Saleen Automotive’s existing secured convertible debt, for an aggregate principal amount of $3,000,000 outstanding under the Notes (the “Capital Raise”). The Notes, excluding accrued interest through their maturity, are convertible into 40,000,000 shares of our common stock at a conversion price of $0.075 per share, and after the Reverse Split will be convertible into approximately 15,160,876 shares of our common stock at a conversion price of approximately $0.198 per share. Under the Notes, we are obligated to repay to the Purchasers on June 25, 2017, the principal amount of $3,000,000. The Notes accrue interest at the rate of 3% per annum (which interest rate shall be increased to 12% from and for the continuation of an event of default) on the unpaid/unconverted principal balance, payable on the maturity date of the Notes. As the Notes provide that interest is payable on the maturity date, no cash interest will be paid on the Notes following the sale thereof.

If, at any time while the Notes are outstanding, (i) we effect any merger or consolidation with or into another person, (ii) we effect any sale of all or substantially all of our assets in one or a series of related transactions, (iii) any tender offer or exchange offer is completed pursuant to which holders of our common stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) we effect any reclassification of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property (each, a “Fundamental Transaction”), then upon any subsequent conversion of the Notes, the Purchasers shall have the right to receive, for each share of our common stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of our common stock. In the event of a Fundamental Transaction the Purchasers may elect, by giving written notice of such election to us at least five trading days before the closing of such Fundamental Transaction, to sell the Notes to us or our designated assignee, concurrently with such closing, for a cash payment equal to the Fundamental Transaction Cash Amount (defined below) at the time of the closing. The “Fundamental Transaction Cash Amount” means the sum of (i) the greater of (a) 200% of the then outstanding principal amount of the Notes, plus 100% of accrued and unpaid interest thereon, or (b) the outstanding principal amount of the Notes, plus all accrued and unpaid interest thereon, divided by the conversion price immediately prior to the closing of the Fundamental Transaction, multiplied by the daily volume weighted average price of our common stock on the last trading day prior to the closing of the Fundamental Transaction, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of the Notes.

The Notes are convertible into shares of our common stock at the option of the Purchasers prior to their maturity at an initial conversion price of $0.075 per share. We are required to have our transfer agent issue stock certificates to the Purchasers within three trading days of an optional conversion. Each Note prohibits (until such time as the shares issuable under the Note, along with shares of our common stock held by the Purchaser, constitute 4.9% or less of our outstanding common stock, or the Purchaser elects to remove such restriction) the Purchaser from converting the Note if after such conversion the Purchaser would own more than 4.9% of our outstanding common stock. The Notes may not be prepaid or forced by us to be converted.

The conversion price set forth in the Notes is fixed, however, the Notes include customary anti-dilution provisions. If we issue or sell, or are deemed to have issued or sold, any shares of our common stock (other than certain excluded issuances) for a consideration per share less than the per share conversion price in effect immediately prior to such issuance or sale, then concurrently with such issuance or sale the per share conversion price then in effect shall be reduced to the lowest issuance price per share of such newly issued or sold securities (but not less than $0.01).

Without the prior written consent of the holders of a majority in principal amount of the outstanding Notes, we are prohibited from entering into, creating, assuming or suffering to exist any indebtedness for borrowed money, including a guarantee, on or with respect to any of our properties or assets, entering into, creating, assuming or suffering to exist any liens on or with respect to any of our properties or assets, repurchasing shares of our common stock or common stock equivalents other than as permitted under the Securities Purchase Agreement and the related Capital Raise documents, and repurchases of common stock or common stock equivalents from departing employees up to an aggregate maximum of $150,000, paying cash dividends, entering into transactions with our affiliates that would be required to be disclosed in public filings with the Securities and Exchange Commission (“SEC”), unless such transaction is expressly approved by a majority of the disinterested directors on our board of directors, or entering into any agreement with respect to any of the foregoing. We are also prohibited from issuing rights, options or warrants to all holders of our common stock (excluding the Purchasers) entitling them to subscribe for or purchase shares of our common stock at a price per share less than the daily volume weighted average price of our common stock at the record date for the determination of stockholders entitled to receive such rights, options or warrants, or from distributing to all holders of our common stock (other than the Purchasers) evidences of our indebtedness or assets or rights or warrants to subscribe for or purchase any security other than our common stock.

The following constitute events of default under the Notes: our failure to pay any amount under the Notes when due; our failure to observe or perform any covenant or agreement in the Notes; the occurrence of an event of default under any of the Capital Raise documents or any other material agreement to which we are obligated; the occurrence of a bankruptcy event with respect to our company; our default on any of our obligations under any mortgage, indenture, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness involving an obligation greater than $100,000 that results in the acceleration of the due date of such indebtedness; the cessation of the eligibility of our common stock for listing or quotation on a securities exchange or the OTC Bulletin Board (“OTCBB”), where such listing or quotation cannot resume within 10 trading days; the cessation of the effectiveness of any documents pursuant to which the Purchasers obtained a security interest in our assets; the cessation of Saleen’s service as our President and Chief Executive Officer other than in the event we find a replacement acceptable to the Purchasers upon Saleen’s death, permanent disability, voluntary termination or termination by us for cause; our failure to deliver certificates to the Purchasers within 10 trading days after any conversion of the Notes; the rendering of a judgment against us in excess of $100,000; our breach of any representation or warranty under the Capital Raise documents; or our failure to timely file the reports required by the Exchange Act or the cessation of our obligation to file reports under Section 13 or 15(d) of the Exchange Act at any time after September 17, 2013.

Upon the occurrence of an event of default under the Notes, the outstanding principal amount of the Notes, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Purchasers’ election (which the Purchasers shall not make more than 30 days after the later of the date (a) such event of default is cured or otherwise resolved and (b) the Purchasers are aware of such cure or resolution), immediately due and payable in cash at the sum of (i) 120% of the then outstanding principal amount of the Notes, (ii) plus 100% of accrued and unpaid interest thereon, and (iii) all other amounts, costs, expenses and liquidated damages due in respect of the Notes.

On June 26, 2013, we also entered into a Security Agreement and an Intellectual Property Security Agreement with the Purchasers and each of our subsidiaries, pursuant to which all of our obligations under the Notes are secured by first priority security interests in all of our assets and the assets of each of our subsidiaries, including intellectual property. Upon an event of default under the Notes or such agreements, including the failure of any representation or warranty in the Security Agreement to be true in any material respect when made, our failure to observe or perform our obligations under the Security Agreement for 5 business days after delivery of notice of such failure or if any material provision of the Security Agreement shall be declared invalid or unenforceable, the Purchasers may be entitled to foreclose on any of such assets or exercise other rights available to a secured creditor under California, Florida, Michigan and Nevada law. In addition, under a Subsidiary Guarantee, each of our subsidiaries has guaranteed all of our obligations under the Notes.

On June 26, 2013 and in connection with the Capital Raise, we entered into a Registration Rights Agreement with the Purchasers pursuant to which, among other things, we agreed to provide registration rights with respect to the shares of our common stock underlying the Notes under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws. The Registration Rights Agreement provides that we must register for resale 130% of the sum of the aggregate number of shares of our common stock issued or issuable upon conversion of the Notes as of the trading day immediately preceding the date the registration statement is initially filed with the SEC, or such other amount as may be required by the staff of the SEC pursuant to Rule 415.

The Registration Rights Agreement also provides that if (i) we do not file a registration statement on or before July 24, 2013, (ii) the registration statement is not declared effective on or prior to November 23, 2013, or (iii) after its effective date, the registration statement ceases to remain continuously effective and available to the Purchasers at any time prior to the date on which the Purchasers shall have sold all of the securities covered by such registration statement, subject to certain grace periods, then we must pay the Purchasers, as a result of any of the foregoing events and for each month thereafter that such event continues, an amount in cash as partial relief for damages equal to $15,000.

Under the Registration Rights Agreement, we are also required to indemnify the Purchasers and their affiliates against any losses, claims or damages incurred in investigating, preparing or defending any action, claim or proceeding, whether pending or threatened, to which any of them may become subject insofar as such claims arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a registration statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which registrable securities are offered, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such registration statement, or contained in the final prospectus (as amended or supplemented, if we file any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in the light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by us of federal securities laws, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the registrable securities pursuant to a registration statement or (iv) any violation of the Registration Rights Agreement. We are also required to file with the SEC in a timely manner all reports and other documents required under federal securities laws so long as we remain subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 under the Act.

Each Purchaser agrees to indemnify us and our affiliates against any losses, claims or damages incurred in investigating, preparing or defending any action, claim or proceeding, whether pending or threatened, to which any of them may become subject insofar as such claims arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a registration statement or any post-effective amendment thereto or in any filing made in connection with the qualification of the offering under the securities or other “blue sky” laws of any jurisdiction in which registrable securities are offered, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such registration statement, or contained in the final prospectus (as amended or supplemented, if we file any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in the light of the circumstances under which the statements therein were made, not misleading, (iii) any violation or alleged violation by us of federal securities laws, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the registrable securities pursuant to a registration statement or (iv) any violation of the Registration Rights Agreement; but only to the extent, that such violation occurs in reliance upon and in conformity with written information furnished to us by such Purchaser expressly for use in connection with this registration statement.

A portion of the proceeds from the Capital Raise will be used to pay a dividend of an aggregate amount of $280,000 to our stockholders of record as of May 23, 2013, and to pay for legal and accounting fees and other expenses incurred in connection with the Merger and the Capital Raise. The net proceeds available to us for our operations will be reduced by such payments.

On May 8, 2013, W-Net and Verdad, formerly our two largest stockholders (the “Lenders”), and SMS, Saleen Automotive and Saleen (collectively, “Borrower”), entered a Bridge Loan and Security Agreement pursuant to which the Lenders loaned to Borrower an aggregate of $500,000 and Borrower issued to the Lenders Secured Promissory Notes. Following an event of default, the Secured Promissory Notes accrue interest at 10% per annum and had a maturity date of June 15, 2013. Borrower’s obligations under the Secured Promissory Notes were secured by a first priority security interest, subject to certain existing indebtedness, on all of the Saleen Entities’ assets. Borrower’s obligations under the Secured Promissory Notes were also guaranteed by Saleen. Borrower’s failure to pay when due amounts payable under the Secured Promissory Notes, its failure to observe any covenants under the bridge loan documents, a breach of its representations and warranties made pursuant to the bridge loan documents or its undergoing a bankruptcy or insolvency proceeding would have constituted an event of default. Upon the occurrence of an event of default, the Lenders could declare all obligations under the Secured Promissory Notes due and payable and could have foreclosed on the collateral securing such obligations. Upon the consummation of the Capital Raise, the obligations outstanding under the Secured Promissory Notes were converted into Notes in the same principal amounts.

The Notes were issued in a private placement, exempt from the Securities Act registration requirements, to purchasers who are accredited investors.

Effective as of the Closing, Eric Stoppenhagen resigned from his positions as our CEO, CFO and Secretary as resigned as a director and we appointed the following persons as our executive officers and directors:

Name	Age	Position
Steve Saleen	64	Chief Executive Officer, President and Director
Robert J. Miranda	61	Chief Financial Officer, Secretary and Director
Jonathan Michaels	44	General Counsel and Director

Our directors will be determined pursuant to a Voting Agreement we entered into on June 26, 2013 (the “Voting Agreement”) by Saleen and the Purchasers in the Capital Raise. Together, such parties hold a majority of our outstanding shares of common stock and, under the Voting Agreement, are obligated to vote for the directors determined as described below. The authorized number of our directors is five. Those directors will consist of the three present members of our board of directors—Steve Saleen, Robert Miranda and Jonathan Michaels—whose replacements will be determined under the terms of the Voting Agreement by Saleen, one director (currently vacant), whose replacement will be determined under the terms of the Voting Agreement by the holders of a majority of the outstanding shares held by purchasers of Notes in the Capital Raise, and one director (currently vacant), whose replacement will be determined under the terms of the Voting Agreement jointly by the holders of a majority of the outstanding shares held by Saleen and by the holders of a majority of the outstanding shares held by purchasers of Notes in the Capital Raise.

On May 30, 2013, in our Current Report on Form 8-K dated May 23, 2013, we reported the execution of the Merger Agreement and included a copy of the Merger Agreement therein as Exhibit 2.1. On June 7, 2013, we filed an Information Statement on Schedule 14f-1 reporting the proposed acquisition of the Saleen Entities and a pending change of control of our company at the Closing.

DESCRIPTION OF THE BUSINESS

Immediately prior to the Closing, we were a public “shell” company with nominal assets. As a result of the Merger, we are solely engaged in the Saleen Entities’ business. With respect to this discussion, the terms “we,” “us,” “our” and “our company” refer to Saleen Automotive, Inc., a Nevada corporation and its wholly-owned subsidiaries, SMS Signature Cars, a California corporation, and Saleen Automotive, Inc., a Florida corporation.

Through a variety of related entities, we design, develop, manufacture and sell high-performance cars built from base chassis’ of Ford Mustangs, Chevrolet Camaros, and Dodge Challengers, as well as exotic sports cars. We are a low volume specialist vehicle design, engineering and manufacturing company focusing on the mass customization of OEM American Sports Cars and the production of high performance USA-engineered premium sports and racing cars. Saleen-branded products include a complete line of upgraded muscle cars, performance cars, automotive aftermarket specialty parts and lifestyle accessories. We are also developing a next-generation American supercar along with hybrid and zero-emission vehicles for commercial applications and consumer markets.

Our customers worldwide include muscle and performance car enthusiasts, collectors, automotive manufacturers, retail dealers, television and motion picture production, and consumers in the luxury supercar and motorsports market. We plan to develop a network of company-owned branded stores to complement our existing retail dealer locations.

We utilize automobile manufacturers Ford, Chevrolet and Dodge platform vehicles for our muscle and performance vehicle production. All aftermarket parts and accessory products are engineered and manufactured exclusively by us. Our current retail outlets for our products are authorized Ford, Chevrolet and Dodge dealers who fully approve all engineering upgrades.

We plan to return as a global performance automotive brand and expand our production, sales and marketing operations extensively within the markets of the USA and into multiple international markets. We also plan to open our own retail outlets, market our expertise in specialist engineering and design services to third party clients, develop our own motorsport program and introduce our next generation American supercar.

History and Background

The Saleen brand, started by former racing driver Steve Saleen, began in 1983. Saleen used his business degree from USC, coupled with experience in his father’s manufacturing business, to build the Saleen brand. Saleen began auto crossing, then rapidly moved into SCCA pro series (Formula Atlantic, Trans-Am Championship, Sport Truck racing) and then into Indy car racing.

Saleen Autosport was founded in 1983 by Saleen when he recognized a niche market opportunity for a high-end approach to improving performance and the appearance of production sports cars. By 1984, the first Saleen Autosport street car, the Saleen Mustang, was ready for sale. It boasted special aerodynamics, an attractive and highly functional cockpit and a precise handling suspension package. The result was a car built as a limited edition model with individual serial numbers assuring authenticity. Later, demonstrating the car’s performance, the company’s race team brought home a victory for Saleen Autosport, Ford and sponsor General Tire at the 24-hour race at Mosport Park in Ontario, Canada.

During the 1990s Saleen Autosport changed its name to Saleen Productions and then to Saleen Performance. In 1991 it introduced the Saleen Mustang S351, which had 495 horse power. The S281 followed in 1996, expanding the market by offering high performance to a broader audience. During the 90’s that company entered the SUV market with Saleen’s interpretation of a high performance SUV based on the Ford Explorer platform.

In 2000, Saleen established himself as a true visionary in the automotive industry, with the complete ground up production of the Saleen S7, a hand-built high-performance supercar. The Saleen S7 was not built on an existing chassis, and is a rolling testament to Saleen’s ability to manufacture a high-performance automobile on a modest budget. The Saleen-designed engine, which included castings for the aluminum block and head, and the Saleen-engineered and developed transmission including all internal controls unique to the vehicle, were engineered by Saleen Performance. The Saleen S7 Supercar has won on every major racetrack worldwide from Le Mans to Daytona. Saleen-branded vehicles have won ten Manufacturers Championships over the last 25 years of racing, including Grand AM, British GT, ALMS, ELMS, FIA GT, and both the French and Spanish GT series.

In 2003, Saleen Performance became Saleen, Inc. Due to its achievements with the Saleen S7 Supercar and its performance cars expertise, Ford Motor Company out-sourced a contract to Saleen, Inc. to serve as chief of engineering in charge of Ford Engineers and Tier One Suppliers for the Ford GT (40) supercar project. The project included the complete assembly and painting of the vehicles in Saleen, Inc.’s facility that was established in Troy, Michigan.

Additionally, Saleen, Inc. was contracted to help produce specialty vehicles including the Dodge Viper and Ford Harley Davidson Supercharged F-150 truck. In addition, Saleen, Inc. produced specialty vehicles for numerous high profile movie projects, including the Chevrolet Camaro for the movie “Transformers,” and vehicles for “Fast and Furious,” “Bruce Almighty,” and “Ironman.”

During 2003, in order to finance Saleen, Inc.’s expansion with the Ford GT (40) project, Saleen sold a majority interest in Saleen, Inc. to a private equity fund. Since its inception in 1983 as Saleen Autosport to its evolution to Saleen, Inc., that company grew over a period of some 28 years. Saleen resigned from Saleen, Inc. in 2007 following a change in direction of that company.

On July 1, 2008, Saleen established SMS Signature Cars. SMS commenced operations in Corona, California, producing high performance automobiles and selling automotive aftermarket parts. SMS expanded the historical offering of mass customized Mustangs into a broader line of vehicles including Chevrolet Camaros and Dodge Challengers. SMS also was contracted to produce specialty vehicles for the movie “Bullet” and recently completed a contract to produce replica supercars for a movie that is currently under development by a major movie production company.

On July 21, 2011, Saleen and a group of private investors established Saleen Electric Automotive, Inc., a Florida corporation (“SEA”). SEA had identified opportunities in the commercial electric vehicle market and was formed to develop a line of electric delivery vans, automobiles, and high capacity chargers. On April 26, 2012, Saleen Electric Automotive, Inc. changed its name to “Saleen Automotive, Inc.”

On April 2, 2012, Saleen announced that after several years of litigation with the former Saleen, Inc., he had successfully regained control of the Saleen brand and products that he had created. With the recapture of the Saleen brand by Saleen, and the name and likeness of Steve Saleen – both of which were assigned to us in connection with the Merger – we now have a significant presence within the automobile industry and are positioned to become the global leader in the mass customization of OEM American sports cars.

Since their launch in 1983 Saleen’s businesses have produced hundreds of Saleen-branded vehicles. Saleen customers and non-Saleen customers alike continue to upgrade their vehicles with specialty parts and accessories that they purchase from our company.

Our Vehicles, Products and Services

We currently provide or intend to provide the following products and services:

Performance Cars: We are a leader in the mass-customization of OEM American sports cars, building them into Saleen-branded performance cars through a transformational process in which every part we incorporate into the vehicle is designed, engineered, tooled, tested, manufactured and certified by us or under our control for the entire vehicle. We are currently converting Ford Mustangs, Chevrolet Camaros and Dodge Challengers. The current product line of ultra-high performance vehicles includes the Saleen 570 and 570X Challenger, the Saleen 302 and 302SC and S351 Mustang and the Saleen 620 and 620X Camaro.

Performance Parts: We manufacture and distribute specialty automotive aftermarket parts and accessories to our base of over 25,000 loyal Saleen automotive enthusiasts in the U.S. and overseas. Additionally, many of these parts and accessories are marketed and sold to millions of Mustang, Camaro, Challenger and Ford Truck owners.

American Supercars: We are currently designing our next-generation American supercar that will be manufactured and sold through our Supercars division and our retail stores.

Motorsports & Engineering Services – We provide contract design, engineering and product development services. We recently completed a contract for a major Hollywood movie producer to develop and manufacture working replicas of high performance racing “supercars” to be featured in a new movie. We have established over several years a formidable reputation for the highest quality engineering and technology development capabilities.

Battery Electric Vehicles: We plan to develop a line electric battery electric vehicles (or BEVs) for commercial and consumer oriented applications, utilizing the same mass-customization process used with our performance vehicles and existing facilities to overlay the BEV design on selected new, but market proven, OEM automobile chassis designed for internal combustion engines. Our market strategy is to engage a network of distributors to enter the business enterprise and government fleet market in the U.S. and in international markets.

Retail Distribution Outlets: We intend to open a network of retail branded stores that will become a primary sales channel for our performance vehicles, supercars, aftermarket parts and accessories, founded on the concept of the former retail store in Southern California. Saleen apparel, presently sold online, is branded under the Saleen Lifestyle, Saleen Performance, Saleen Racing and Heritage marquees and provides enthusiasts with a new Saleen interactive experience and an ability to be immersed into the Saleen brand. We intend to operate these stores in high traffic malls in major cities where Saleen has a customer base, such as Orange County, Los Angeles, San Jose, Miami, Phoenix and other locations.

Technology, Design and Engineering Capabilities

We believe the core competencies of our company are performance car design and vehicle engineering. Our core intellectual property is contained within our supercharger and related performance enhancing products.

Our engineering team is staffed with experienced and dedicated professionals with a wide range of expertise in providing design, analysis, and prototyping and validation capabilities to the global vehicle industry. We offer in-house expertise in areas ranging from chassis, body and power train, NVH engineering, electrical systems, thermal systems and CAE. We provide seamlessly integrated services in a broad range of engineering disciplines through a unique mix of mainstream automotive engineering expertise and motorsports carefully matched to their position specifications. Our engineering team utilizes the most technically advanced engineering tools available in a results-driven and highly stimulating environment.

Our product development methodology is designed to ensure a disciplined and quantifiable approach that emphasizes the highest quality and progress accountability as follows:

•	Market Definition and Potential
•	Product Definition
•	Realistic Revenue Targets
•	Design and Engineering
•	Prototyping
•	Testing
•	Volume Production Engineering
•	Product Launch
•	Success Reporting and Measurement
•	Product Enhancement Plan

Over a 30-year history, our principals have developed core competencies in the design, engineering, manufacturing, marketing and sales of high performance vehicles as well as developed or acquired the technology to apply the same processes to the production of superior performance vehicles. Specifically, we have expertise with respect to the following:

•	Engineering Capabilities
•	Suspension & Chassis
•	Powertrain
•	Certification
•	Engineering Tools
•	CAD Systems
•	Data Acquisition Systems
•	ETAS Calibration Tools
•	Crash Simulation Software
•	Suspension Simulation Software
•	CFD, Fluid Simulation Software
•	Design and Prototyping Capabilities
•	Style & Design Center
•	Full product development from the first sketch to final production
•	Manufacturing, Assembly and Production

Our manufacturing and assembly teams collaborate regularly with the engineering development team to ensure that the appropriate processes, tooling, sourcing and timing is considered early in every program. Sharing of ideas throughout the business ensures that every aspect of a program is considered and understood by the entire enterprise.

We utilize the most current design, testing and prototyping systems in our manufacturing process, some of which include: Adams Kinematics - CAD (Computer Aided Design) - CFD (Computational Fluid Dynamics) - FEA (Finite Element Analysis) -- CAM (Computer Aided Machining) - Rapid Prototyping - Machine Tools - Composites Manufacturing - Wind Tunnel – Pam Crash for crash simulation and design of occupant safety systems.

Vehicle Limited Warranty Policy

We provide a three-year or 36,000 mile New Vehicle Limited Warranty with every Saleen 302 and 302SC Mustang, Saleen 570 Challenger, and Saleen 620 Camaro performance vehicle. We provide a one-year or 12,000 miles New Vehicle Limited Warranty with every Saleen 351 Mustang, Saleen 570X Challenger, and Saleen 620X Camaro performance vehicle. The vehicle limited warranty applies to installed parts and/or assemblies in new Saleen performance cars. All of the unaltered parts are covered under the original full warranty of the OEM manufacturer of the base vehicles (Ford, Chevrolet, and Dodge). Our warranty claims experience to date has been negligible.

Product Development Initiatives

Our “racing culture” is a mindset embedded throughout our company that drives all employees to continue to identify new product development initiatives that will continue to fuel our growth engine. Our new products and business opportunities currently under development include the following initiatives.

Next Generation Saleen Supercars: The next generation Saleen-branded supercar is presently in the development phase by our engineering division. Using the experience gained by our design and engineering team-members that previously developed (while working at Saleen Performance) the Saleen S7 on a modest budget to a highly successful level in terms of both road and race car sales (as well as outright motorsports podium finishes including the 24 Hours of Le Mans), we plan to expand our product offerings into the American supercar sector.

The value of the nationality of a supercar should not be underestimated. The European supercar manufacturers, who have dominated this market for the last 60 years, at times have given way to US dominance in the form of the original Ford GT40 and again with the Ford GT. There is significant international demand for US-engineered performance automobiles and a lack of product from US manufacturers.

The USA remains, at this time, a significant portion of the supercar market which we intend to target for the next-generation Saleen-branded supercar. With the superb legacy of the Saleen S7 and the brand values and image of Saleen to promote the new car, we anticipate that this new entry will achieve our projected commercial and performance objectives.

Electric Vehicle Technologies: Our engineering team includes a noted expert on the development of electric vehicle technologies. Applications of electric power trains include select commercial vehicles including delivery vans and trucks.

The federal government has several initiatives underway to support the development of electric vehicles. California is the most progressive state that supports the development of electric vehicles. We intend to target both domestic and international opportunities for electric vehicle technologies and product applications.

Supply Chain

We use over 1,000 purchased parts which we source globally from over 100 suppliers, many of whom are currently our single source suppliers for these components. We have developed close relationships with several key suppliers particularly in the procurement of body components and certain other key system parts. While we obtain components from multiple sources whenever possible, similar to other automobile manufacturers, many of the components used in our vehicles are purchased by us from a single source.

Marketing Strategy

Our principal marketing goals are to:

•	generate demand for our vehicles and drive leads to our sales teams;
•	build long-term brand awareness and manage corporate reputation;
•	manage our existing customer base to create loyalty and customer referrals; and
•	enable customer input into the product development process.

We operate as an Original Equipment Manufacturer (OEM) producing, in our opinion, the best muscle and performance cars available worldwide today. We have crafted a truly unique and dynamic business model that at its core centers on our brand’s value and our specialty in delivering the highest quality of cutting edge design, engineering and production of performance muscle cars, supercars, specialty parts and accessories to our customers.

Our perspective in enhancing existing market proven products, methodologies and technologies developed and used by the dominant U.S. muscle and performance car manufacturers, although while not unique, is an important differentiator from would be competitors. Additionally, our internally developed intellectual property and brand will continue to grow and deepen with this focus and will strengthen barriers to further competition over time.

We currently manufacture Ford Mustangs, Chevrolet Camaros and Dodge Challengers into Saleen-branded performance cars through a company-certified transformational process in which every part incorporated into the vehicle is designed, engineered, tooled and extensively tested before being manufactured and moved into the conversion production process.

We also manufacture and distribute Saleen-branded certified specialty automotive aftermarket parts and accessories directly to an ever growing base of loyal automotive enthusiasts in both the U.S. and internationally. Additionally, many of these parts and accessories are marketed and sold to Mustang, Camaro, Challenger and Ford Truck owners.

Our Saleen-branded performance cars are sold through Ford, Chevrolet and Dodge retail dealers in the US nationwide. Having pioneered the concept of company-owned retail stores with an award winning location in Southern California, we have been an early adopter of concept branded, company-owned retail stores as traditional roles for manufacturers and retailers began to blur and their activities were becoming more intertwined.

We have positioned a three year roll-out of Saleen-branded retail locations under a unique blended “partial forward integration” formula as a value-added sales channel. We can market and sell to end consumers not only through our existing dealer network but also through our company-owned stores. We will also be able to better service our dealer network by region as a byproduct of our blended “partial forward integration” formula.

Our Motorsports and Engineering Services division is under contract to provide design, engineering, and product development services to the motion picture, television, media and specialty events industry.

Our annual operating budget includes a commitment to effective marketing, advertising and promotional efforts in order to further strengthen awareness of our brand and expose our products to a larger and more targeted worldwide audience. We will contract with marketing and advertising businesses that understand the target market and who can and will further promote our business. As such, we will carry out:

Events Marketing: As an ultra-high performance niche manufacturer, we take pride in attending events on the international auto show circuit such as in Los Angeles, Detroit, New York, Pebble Beach, Amelia Island, Paris and Tokyo.

Print Marketing: Our vehicles have graced the covers and filled the pages of automotive magazines, and sparked the imagination of generations of aspiring automotive enthusiasts. We believe that they will continue to do so, both through purchased ad space as well as free press through press releases of newsworthy or entertainment-worthy information.

Movie Magic: We will continue to leverage our proximity and connections within the entertainment and trend industries for vehicle placement across videos, broadcast, cable television and feature films. In most cases, lead actors and producers seek Saleen-branded cars out for these roles.

There are additional markets and market segments into which we intend to expand once our capabilities have been established in our core markets and market segments. We plan on expanding our business model internationally by identifying strategic partners in targeted countries throughout the world. Initial targeted areas are the Middle East, China, and India. Once a strategic partner is identified in a particular country, we and our strategic partner will jointly develop a business plan for that country. Additionally, our management believes that the completion of many of our planned commercial projects will demonstrate the breadth and depth of our capabilities and provide the foundation to enter into additional market segments.

Sales Strategy

We currently sell our performance cars through a network of Ford, Chevrolet and Dodge dealers. Our dealer sales team is continuing to increase our base of dealers that is resulting in a steady pattern of sales growth.

We plan to sell and service our vehicles through our company-owned sales and service network in North America. Our intent is to offer a compelling customer experience while gathering rapid customer feedback and achieving operating efficiencies, better control over the costs of inventory, warranty service, pricing, and the development of the Saleen brand. Our Saleen-branded stores will not carry large vehicle inventories and, as a result, will not require corresponding large floor spaces. We believe the benefits we receive from distribution ownership will enable us to improve the speed of product development and improve the capital efficiency of our business. We believe that this approach provides us with a competitive advantage as compared to incumbent automobile manufacturers. Sales through these retail channels will be generated across the following platforms:

New Vehicle Sales: Our retail outlets will act as a primary retail channel for all Saleen-branded vehicles and financing programs. All staff will be thoroughly trained and certified to sell and market the vehicles, products and apparel. Once the new Saleen-branded supercar model is developed, it will be sold in the stores, adding to the excitement the stores will generate in high traffic areas.

Technical Performance Sales: All retail outlet staff members will be highly trained technical staff members, able to educate, inspire and ignite consumers’ interest in high performance Saleen-branded products. Each retail outlet will handle scheduling of installation of our patented performance parts or provide technical guidance for the more hands-on consumers who want to self-install performance parts.

Lifestyle Performance Sales: Each retail outlet’s highly fashionable staff will be the showcase for our diverse range of lifestyle accessories and apparel, including clothes, driving shoes, watches, eyewear, posters, books and model cars, among others.

The Global Automotive Market

Presently United States auto sales are now running at the fastest pace in the last four years and we believe that pace is poised to reverberate through the world’s largest economy with a spillover into production, profits and jobs for Americans.

Globally, the opportunities in emerging markets such as China, Russia and India are now substantial and are currently being very aggressively targeted by the major OEMs. Replicating the Western taste in automobiles, these countries are prime targets for the international expansion of our business in addition to Europe, the Middle East and the Far East.

Our strategic relationships with Ford, Chevrolet and Dodge position us effectively in the muscle and performance car segment of the North American auto industry. This segment continues to resist any downside pressure from variables in market conditions.

Automotive Aftermarkets Parts Market

The specialty equipment and parts market includes products used to modify the performance and appearance, and /or handling of vehicles. The specialty equipment, parts and accessories segment of the aftermarket (products that are not purchased out of necessity, but rather out of choice) has been a traditional bright spot in the automotive industry.

Supercars Market

Based on the prior success of the Saleen S7 supercar, and current sales of supercars, we believe that there is a solidly growing market globally for dependable, American-made supercars offering demonstrably superior performance with revolutionary styling and design characteristics.

Regulation—Vehicle Safety and Testing

Our vehicles are subject to, and we comply with, or are exempt from, numerous regulatory requirements established by the NHTSA, including all applicable United States federal motor vehicle safety standards (FMVSS). Our performance cars fully comply with all FMVSSs without the need for any exemptions. As a manufacturer, we must self-certify that a vehicle meets, or otherwise obtain an exemption from, all applicable FMVSSs before the vehicle can be sold in the United States.

We are also required to comply with other requirements of federal laws administered by the NHTSA, including the Corporate Average Fuel Economy standards, Theft Prevention Act requirements, consumer information labeling requirements, early warning reporting requirements regarding warranty claims, field reports, death and injury reports and foreign recalls, and owner’s manual requirements.

The Automobile Information and Disclosure Act requires manufacturers of motor vehicles to disclose certain information regarding the manufacturer’s suggested retail price, optional equipment and pricing. In addition, the Act allows inclusion of city and highway fuel economy ratings, as determined by the EPA, as well as crash test ratings, as determined by the NHTSA, if such tests are conducted.

Regulation—EPA Emissions & Certificate of Conformity

The Clean Air Act requires that we obtain a Certificate of Conformity issued by the EPA and a California Executive Order issued by the California Air Resources Board (“CARB”) with respect to emissions for our vehicles. The Certificate of Conformity is required for vehicles sold in states covered by the Clean Air Act’s standards and both the Certificate of Conformity and the Executive Order is required for vehicles sold in states that have sought and received a waiver from the EPA to utilize California standards. The California standards for emissions control for certain regulated pollutants for new vehicles and engines sold in California are set by the CARB. States that have adopted the California standards as approved by the EPA also recognize the Executive Order for sales of vehicles.

Competition

Domestic United States auto sales are currently at their highest pace in over four years since the financial crisis hit. We believe that the boost in sales is poised to reverberate through the world’s largest economy with a spillover into production, profits and jobs for Americans.

Competition in this industry is in most cases based on reputation, prestige, quality, service and overall price. A strong combination of all these areas tends to attract repeat and loyal customers and enthusiast. Consumers tend to shop for name brand and expect high customer service levels. Promptness of service also matters because customers want and need their cars back as soon as possible.

In addition to customer service, name or brand recognition and reputation play an important role in determining how competitive an auto customization business is.

The location of retail outlets is another crucial competitive factor defining this industry. A location is best determined by a combination of population distribution, average income levels and the number of vehicle registrations and existing competitors. The optimum combination results in a location that often allows the company to achieve economies of scale in terms of advertising and distribution costs.

Our primary competition will come from other high-end cars, their manufacturing companies, and third-party companies that specialize in customization for these cars. These cars include:

•	Acura NSX, which sells about 5,000 units per year
•	Aston Martin DB9, which sells about 1,000 units per year
•	Aston Martin DB9 Convertible, which sells about 1,000 units per year
•	Aston Martin DBS, which sells about 250+ units per year
•	Audi R8, which sells about 3,900 units per year

•	Audi R8 V10, which sells about 3,900 units per year
•	Ferrari 458 Spider, which sells about 2,500 units per year
•	Ferrari 458 Italia, which sells about 2,500 units per year
•	Ferrari 430 Scuderia, which sells about 250 units per year
•	Ford GT, which sells about 1,800 units per year
•	Lamborghini Gallardo Coupe, which sells about 1,500 units per year
•	Lamborghini Gallardo Convertible, which sells about 1,500 units per year
•	Lamborghini Gallardo Superleggera, which sells about 250 units per year
•	Lexus LFA, which sells about 500 units per year
•	McLaren MPA 1ZC, which sells about 4,500 units per year
•	Porsche GT3, which sells about 1,00 units per year

Intellectual Property

Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of patents, patent applications, trade secrets, including know-how, employee and third party nondisclosure agreements, copyright laws, trademarks, intellectual property licenses and other contractual rights to establish and protect our proprietary rights in our technology. SMS and Saleen Automotive own trademarks registered with the U.S. Patent and Trademark Office. In addition, we now own the Saleen “brand” registered trademarks as well as other unregistered common law trademarks.

We currently market our products using the Saleen name and logo, as well as the name and likeness of Steve Saleen, through a royalty free license from Saleen.

Seasonality

Sales of our performance cars have fluctuated on a seasonal basis with increased sales during the spring and summer months in our second and third fiscal quarters relative to our fourth and first fiscal quarters. We note that, in general, automotive sales tend to decline over the winter season and we anticipate that our sales of Saleen 302, 351, 57, and 620 vehicles, and other vehicles we introduce in the future may have similar seasonality. However, our limited operating history makes it difficult for us to judge the exact nature or extent of the seasonality of our business.

Principal Executive Offices

Our principal executive offices are located at 2735 Wardlow Road, Corona, California 92882. We operate out of leased facilities comprised of a three building campus that constitutes approximately four acres of industrial and office space. Our telephone number is (714) 400-2121. We believe our facilities are adequate to meet our current and near-term needs.

Employees

As of June 2013, we had 16 full-time employees and six part-time employees. Since inception, we have never had a work stoppage, and our employees are not represented by labor unions. We consider our relationship with our employees to be positive.

LEGAL PROCEEDINGS

We are involved in certain legal proceedings that arise from time to time in the ordinary course of our business. We are currently a party to several legal proceedings related to claims for payment that are currently accrued for in our financial statements as accounts or notes payable. Except for income tax contingencies (commencing April 1, 2009), we record accruals for contingencies to the extent that our management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. Legal proceedings that are currently pending are as follows:

SMS is a defendant in a case filed by ATI Performance Products on October 21, 2011 in the California Superior Court, Riverside County, that claims breach of contract related to the sale of parts. The suit claims $36,697 in damages plus interest, legal fees and costs of litigation. We have recorded this liability on our books.

Steve Saleen and SMS are defendants in a case filed by Edward Roche on November 28, 2011 in the U.S. District Court in Massachusetts that alleges breach of contract related to a vehicle dispute. The case seeks $75,000 of damages. We believe that this case is without merit however the outcome is uncertain at the present time.

SMS is a defendant in a case filed by MSY Trading, Inc. on April 13, 2012 in the California Superior Court, Riverside County, that claims breach of contract related to an engine installed by a third party vendor. The suit claims $200,000 in damages plus interest, legal fees and costs of litigation. We have filed a cross complain against MSY Trading, Inc. for breach of warranty, negligence, and indemnification. We believe that this case is without merit however the outcome is uncertain at the present time.

SMS is the plaintiff in a case filed against Connects Marketing and Eric Hruza on July 2, 2012 in the United States District Court, Central District of California, Southern Division, for misappropriation of trade secrets, trademark infringement and other related causes of action. The suit seeks damages in excess of $1,000,000.

SMS is the plaintiff in a case filed against Inland Empire Paint on August 10, 2012 in the California Superior Court, Riverside County, for breach of contract as a result of the defendant’s defective work. The suit claims $34,241 in damages.

SMS is the plaintiff in a case filed against Douglas Lopez & Rumm, LLP, Diana Lopez and Dana Douglas on October 16, 2012 in the California Superior Court, Orange County, for legal malpractice for their failure to adequately represent SMS in its litigation against Connects Marketing for the installation of defective engines in SMS vehicles. The suit seeks damages in excess of $1,000,000. The defendants have filed a cross-complaint against SMS and Steve Saleen for payment for legal services rendered in the amount of $10,000. We have recorded this liability on our books.

SMS is a defendant in a case filed on February 21, 2013, in the California Superior Court, Napa County, that claims breach of contract related to a vehicle dispute. The suit claims $25,586 in damages plus interest and costs of litigation. We have recorded this liability on our books.

Steve Saleen is a defendant in a case filed on February 26, 2013, in the California Superior Court, Orange County, that claims breach of contract. The suit claims $100,000 in damages plus interest, legal fees and costs of litigation. We have recorded this liability on our books.

Saleen Automotive is a defendant in a case filed on April 12, 2013, in the California Superior Court, Orange County, in connection with a breach of contract action. The suit claims $27,500 in damages plus interest, legal fees and costs of litigation. We have recorded this liability on our books.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion summarizes the significant factors affecting the operating results, financial condition and liquidity and cash flows of the Saleen Entities for the fiscal years ended March 31, 2013 and 2012. The discussion and analysis that follows should be read together with the financial statements of the Saleen Entities and the notes to the financial statements included elsewhere in this Current Report on Form 8-K. Except for historical information, the matters discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are forward looking statements that involve risks and uncertainties and are based upon judgments concerning various factors that are beyond our control.

General Overview

We design, develop, manufacture and sell high-performance cars built from base chassis’ of Ford Mustangs, Chevrolet Camaros, and Dodge Challengers. We are a low volume specialist vehicle design, engineering and manufacturing company focusing on the mass customization of OEM American Sports Cars and the production of high performance USA-engineered premium sports and racing cars.

Saleen-branded products include a complete line of upgraded muscle cars, performance cars, Saleen-developed supercars, automotive aftermarket specialty parts and lifestyle accessories. We are also developing hybrid and zero-emission vehicles for commercial applications and consumer markets.

Year Ended March 31, 2013 Compared to the Year Ended March 31, 2012

Our revenue, operating expenses, and net loss from operations for the year ended March 31, 2013 as compared to the year ended March 31, 2012 were as follows – some balances on the prior’s year’s combined financial statements have been reclassified to conform to the current year presentation:

	Year Ended March 31,
	2013	2012	Change	Percentage Change Inc (Dec)
Revenue
Vehicles and parts	$1,453,030	$1,173,494	$279,536	23.8%
Design services	1,245,985	—	1,245,985	100.0%
Total revenue	2,699,015	1,173,494	1,525,521	130.0%
Costs of goods sold
Vehicles and parts	1,320,061	1,075,542	244,519	22.7%
Design services	859,541	—	859,541	100.0%
Total Costs of Goods Sold	2,179,602	1,075,542	1,104,060	102.7%
Gross Margin - Vehicles and parts	132,969	97,952	35,017	35.7%
Gross Margin - Design services	386,444	—	386,444	100.0%
Gross Margin	519,413	97,952	421,461	430.3%
Operating expenses
Research and development	23,277	94,895	(71,618)	(75.5%)
Sales and marketing	302,669	52,475	250,194	476.8%
General and administrative	2,871,483	2,633,316	238,167	9.0%
Depreciation	80,892	80,475	417	0.5%
Total operating expenses	3,278,321	2,861,162	417,159	14.6%
Loss from operations	(2,758,907)	(2,763,209)	4,301	0.2%
Interest expense	(225,046)	(150,350)	(74,696)	(49.7%)
Gain (Loss) on settlement of payables	(4,162)	10,000	(14,162)	(141.6%)
Net Loss	$(2,988,116)	$(2,903,559)	$(84,557)	(2.9%)

Revenues: Revenues consist of the sale of automotive vehicles and parts. Total revenues for the twelve months ended March 31, 2013 were $2,699,015, an increase of $1,525,521 or 130%, from $1,173,494 of total revenues for the twelve months ended March 31, 2012. Net revenue from the sale of vehicles and parts increased $279,536 or 23.8% to $1,453,030 for the twelve months ended March 31, 2013 from $1,173,494 for the twelve months ended March 31, 2012. The increase reflects an aggressive sales effort from the hiring of a vice president of sales during November 2012. During the twelve months ended March 31, 2013, revenues of $1,245,985 were realized from a contract with a major Hollywood movie producer to design and build replica supercar racing automobiles for a movie.

Cost of Goods Sold: Total costs of goods sold for the twelve months ended March 31, 2013 were $2,179,602, an increase of $1,104,060 or 102.7%, from $1,075,542 of costs of goods sold for the twelve months ended March 31, 2012. Cost of goods sold for vehicles and parts increased by $244,519 or 22.7% to $1,320,061 for the twelve months ended March 31, 2013 from $1,075,542 for the twelve-month period ending March 31, 2012. The increase is attributable to increased vehicle and parts sales during the year ended March 31, 2013. Costs of revenues for the contract with the Hollywood movie producer were $859,541 during the twelve months ended March 31, 2013. The costs of the movie contract of $859,541 and the increase of cost of goods sold from vehicles and parts of $244,519 result in a net increase of $1,104,060 in costs of revenues for the fiscal year ended March 31, 2013 as compared to the fiscal year ended March 31, 2012.

Gross Margin: Gross Margin from the sale of vehicles and parts increased $35,017 to $132,969 for the twelve months ended March 31, 2013 from a gross margin of $97,952 for the twelve months ended March 31, 2012. The improvement in gross margin reflects both the increase in sales as well as a decrease in costs of goods sold as a percentage of sales during the year ended March 31, 2013. During the year ended March 31, 2013, we realized $386,044 or 31% gross margin from the design services contract.

Research and Development Expenses: Research and development expenses decreased by $71,618 or 75.5% during the year ended March 31, 2013 from $94,895 for the year ended March 31, 2012. The decrease reflects the reduced expenses relating to electric vehicle development.

Sales and Marketing Expense: Sales and marketing expense increased $250,194 or 477% to $302,669 for the twelve months ended March 31, 2013 from $52,475 for the twelve months ended March 31, 2012. This increase reflects the addition of key personnel to our sales and expansion of our marketing teams.

General and Administrative Expense: General and administrative expenses increased $238,167 or 9.0% to $2,871,483 for the twelve months ended March 31, 2013 from $2,633,316 for the twelve months ended March 31, 2012. The increase reflects in large measure the additional expenses of increased administrative and management personnel, costs of private capital raising activities, and professional fees relating to the company’s plans to go public.

Depreciation Expense: Depreciation expense increased $417 or 0.5% to $80,892 for the twelve months ended March 31, 2013 from $80,475 for the twelve months ended March 31, 2012. The decrease is considered insignificant.

Interest Expense: Interest expense increased by $74,696 to $225,046 for the twelve months ended March 31, 2013 from $150,350 for the twelve months ended March 31, 2012. The increase is due to additional interest expense in 2013 due to the loan on the S7 Supercar that was settled through the issuance of $100,000 of common stock at a fair value of $0.25 per share.

Net Loss: Net loss increased by $84,557 or 2.9% to a net loss of $2,988,116 for the twelve months ended March 31, 2013 from a net loss of $2,903,559 for the twelve months ended March 31, 2012. This net loss should be viewed in light of the cash flow from operations discussed below. During the year ended March 31, 2013, as with the year ended March 31, 2012, we did not generate positive cash flow from on-going operations. As a result, we funded our operations through the private sale of equity, the issuance of equity for services and increases in short term and long term debt.

Liquidity and Capital Resources

On May 23, 2013, we entered into an Agreement and Plan of Merger (“Merger Agreement”) with Saleen California Merger Corporation, our wholly-owned subsidiary, Saleen Florida Merger Corporation, our wholly-owned subsidiary, Saleen Automotive, Inc., SMS Signature Cars and Steve Saleen. The closing of the transactions contemplated by the Merger Agreement occurred on June 26, 2013.

The Merger will be accounted for as a reverse merger (recapitalization) with the Saleen Entities deemed to be the accounting acquirers, and our company deemed to be the legal acquirer. Accordingly, the following represents a discussion of the operations of our wholly-owned subsidiaries, Saleen Automotive and SMS, for the periods presented. The accompanying combined financial statements are prepared as if we will continue as a going concern. The consolidated financial statements do not contain adjustments, including adjustments to recorded assets and liabilities, which might be necessary if we were unable to continue as a going concern.

On June 26, 2013, we issued 3.0% Senior Secured Convertible Notes for a cash purchase price of $2,500,000 and the conversion of $500,000 of Saleen Automotive’s existing secured convertible debt, for an aggregate principal amount of $3,000,000 outstanding under the Notes. The Notes, excluding accrued interest through their maturity, are convertible into 40,000,000 shares of our common stock at a conversion price of $0.075 per share, and after the Reverse Split will be convertible into approximately 15,160,876 shares of our common stock at a conversion price of approximately $0.198 per share. Under the Notes, we are obligated to repay to the Purchasers on June 25, 2017, the principal amount of $3,000,000. The Notes accrue interest at the rate of 3% per annum (which interest rate shall be increased to 12% from and for the continuation of an event of default) on the unpaid/unconverted principal balance, payable on the maturity date of the Notes. As the Notes provide that interest is payable on the maturity date, no cash interest will be paid on the Notes following the sale thereof.

As presented in the combined financial statements, we incurred a net loss of $2,988,116 during the twelve months ended March 31, 2013, and losses are expected to continue in the near term. The accumulated deficit since inception is $8,743,532 at March 31, 2013. We have been funding our operations through private loans and the sale of common stock in private placement transactions. Management anticipates that significant additional expenditures will be necessary to develop and expand our automotive assets before significant positive operating cash flows will be achieved.

Our combined financial statements have been presented on the basis that we are a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We have incurred an accumulative loss of $8,743,532 since inception. In addition, we had a stockholders deficit of $4,148,287 as of March 31, 2013, and as of that date, we were delinquent in payment of $246,075 of payroll taxes and $1,000,312 of outstanding notes payable are in default. Our cash resources are insufficient to meet our planned business objectives without additional financing. These and other factors raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of our company to continue as a going concern.

Our ability to continue as a going concern is dependent upon our ability to raise additional capital and to ultimately achieve sustainable revenues and profitable operations. At March 31, 2013, we had cash on hand in the amount of $4,434. Subsequent to March 31, 2013, we obtained a $500,000 secured bridge loan which was converted into the notes we issued in the Capital Raise. Of this amount, $200,000 was paid to reduce a related party debt. We realized $2,500,000 net cash proceeds upon the closing of the Capital Raise that will be used to pay down some debts and fund our operations through September 30, 2013. However, the funds raised are insufficient to complete our business plan and as a consequence, we will need to seek additional funds, primarily through the issuance of debt or equity securities for cash to operate our business. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stock holders, in case or equity financing.

Cash, total current assets, total assets, total current liabilities and total liabilities as of March 31, 2013 as compared to March 31, 2012, were as follows:

	March 31,
	2013	2012
Cash	$4,434	$6,779
Total current assets	$746,493	$323,888
Total assets	$1,124,070	$782,247
Total current liabilities	$4,722,099	$3,661,148
Total liabilities	$5,272,358	$4,237,368

At March 31, 2013, we had a working capital deficit of $3,975,606 compared to a working capital deficit of $3,337,259 at March 31, 2012. Current liabilities increased to $4,722,099 at March 31, 2013 from $3,661,148 at March 31, 2012 primarily as a result of short term notes payable, accrued payroll, accrued payroll taxes, accrued interest and customer deposits.

Net cash used by operating activities for the twelve months ended March 31, 2013 totaled $1,779,345 after the cash used in the net loss of $2,988,116 was decreased by $534,430 in non-cash charges and by $674,342 in changes in the working capital accounts. This compares to cash used by operating activities for the twelve months ended March 31, 2012 of $2,300,304 after the net loss for the period of $2,903,559 was decreased by $95,475 in non-cash charges and by $507,780 in changes to the working capital accounts.

Net cash used in investing activities was $110 for the twelve months ended March 31, 2013. This compares to $33,876 of net proceeds from the disposition of equipment for the twelve months ended March 31, 2012.

Net cash provided by financing activities for the twelve months ended March 31, 2013 was $1,777,111. Of this amount, $1,607,073 came from the sale of common stock, $275,000 came from short term notes, and $104,962 was used to pay principal on long term notes. This compares to the $2,270,830 in cash provided by financing activities during the twelve months ended March 31, 2012, of which $2,275,295 came from the sale of common stock, $16,000 came from notes payable to a related party, and $20,466 was used to pay down long term notes payable.

RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS REPORT BEFORE PURCHASING SHARES OF OUR COMMON STOCK. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IF ANY OF THE FOLLOWING EVENTS OR OUTCOMES ACTUALLY OCCURS, OUR BUSINESS OPERATING RESULTS AND FINANCIAL CONDITION WOULD LIKELY SUFFER. AS A RESULT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO PURCHASE OUR COMMON STOCK.

Risks Relating to our Business

We may be unable to sustain our current level of production or deliveries of our performance cars both of which could harm our business and prospects.

Performance car production and deliveries will continue to require significant resources and we may experience unexpected delays or difficulties that could harm our ability to maintain full manufacturing capacity, or cause us to miss planned production targets, any of which could have a material adverse effect on our business, prospects, operating results and financial condition. Additionally, sustaining high volume production and doing so in a manner that avoids significant cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors, may be difficult.

Our ability to sustain volume production and deliveries for our next-generation supercar is subject to certain risks and uncertainties, including:

•	that our suppliers will be able to deliver components on a timely basis and in the necessary quantities, quality and at acceptable prices to produce our supercars in volume and reach our financial targets;
•	that we will be able to complete any necessary adjustments to the vehicle design or manufacturing processes of our supercars in a timely manner that meets our production plan and allows for high quality vehicles;
•	that we will not encounter parts quality issues before, during or after production of performance cars;
•	that we will be able to schedule and complete deliveries at our planned volume production;
•	that the equipment or tooling which we have purchased or which we select will be able to accurately manufacture the vehicle within specified design tolerances and will not suffer from unexpected breakdowns or damage which could negatively affect the rate needed to produce vehicles in volume;
•	that we will be able to comply with environmental, workplace safety and similar regulations to operate our manufacturing facilities and our business on our projected timeline;
•	that we will be able to maintain high quality controls as we transition to a higher level of in-house manufacturing process; and
•	that the information technology systems that we are currently expanding and improving upon will be effective to manage high volume production.

Finally, detailed long-term testing of systems integration, performance and safety as well as long-term quality, reliability and durability testing are ongoing and any negative results from such testing could cause production delays in performance cars, cost increases or lower quality vehicles.

We are dependent on our suppliers, the vast majority of which are single source suppliers, and the inability of these suppliers to continue to deliver, or their refusal to deliver, necessary components of our vehicles in a timely manner at prices, quality levels, and volumes acceptable to us would have a material adverse effect on our business, prospects and operating results.

Performance cars contain numerous purchased parts which we source globally from over 50 direct suppliers, the vast majority of whom are currently single source suppliers for these components. While we obtain components from multiple sources whenever possible, similar to other automobile manufacturers, the vast majority of the components used in our vehicles are purchased by us from single sources. To date we have not qualified alternative sources for most of the single sourced components used in our vehicles and we generally do not maintain long-term agreements with our suppliers.

While we believe that we may be able to establish alternate supply relationships and can obtain or engineer replacement components for our single source components, we may be unable to do so in the short term, or at all, at prices or costs that are favorable to us. In particular, while we believe that we will be able to secure alternate sources of supply for most of our single sourced components in a relatively short time frame, qualifying alternate suppliers or developing our own replacements for certain highly customized components of our vehicles may be time consuming, costly and may force us to make additional modifications to a vehicle’s design.

This supply chain exposes us to multiple potential sources of delivery failure or component shortages for our performance cars and/or supercars. We may experience additional delays in the future with respect to performance cars, supercars and any other future vehicle we may produce. In addition, because we do not have written agreements in place with all our suppliers, this may create uncertainty regarding certain suppliers’ obligations to us, including but not limited to, those regarding warranty and product liability. Changes in business conditions, wars, governmental changes and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components to us on a timely basis. Furthermore, if we experience significant increased demand, or need to replace certain existing suppliers, there can be no assurance that additional supplies of component parts will be available when required on terms that are favorable to us, at all, or that any supplier would allocate sufficient supplies to us in order to meet our requirements or fill our orders in a timely manner. In the past, we have replaced certain suppliers because of their failure to provide components that met our quality control standards. The loss of any single or limited source supplier or the disruption in the supply of components from these suppliers could lead to delays in vehicle deliveries to our customers, which could hurt our relationships with our customers and also materially adversely affect our business, prospects and operating results.

Changes in our supply chain have resulted in the past, and may result in the future, in increased cost and delay. We have also experienced cost increases from certain of our suppliers in order to meet our quality targets and development timelines as well as due to design changes that we made, and we may experience similar cost increases in the future. Additionally, we are negotiating with existing suppliers for cost reductions, seeking new and less expensive suppliers for certain parts, and attempting to redesign certain parts to make them cheaper to produce. If we are unsuccessful in our efforts to control and reduce supplier costs, our operating results will suffer. Additionally, cost reduction efforts may interrupt or harm our normal production processes, thereby harming performance car and supercar quality or reducing production output.

Furthermore, a failure by our suppliers to provide the components in a timely manner or at the level of quality necessary to manufacture our performance vehicles could prevent us from fulfilling customer orders in a timely fashion which could result in negative publicity, damage our brand and have a material adverse effect on our business, prospects, financial condition and operating results.

If we are unable to adequately reduce the manufacturing costs of performance cars and supercars or otherwise control the costs associated with operating our business, our business, financial condition, operating results and prospects will suffer.

Our production costs for performance cars have been high due to start-up costs at our factory, manufacturing inefficiencies including low absorption of fixed manufacturing costs, higher logistics costs due to the immaturity of our supply chain, and higher initial prices for component parts during the initial period after the launch and ramp of the business. As we are now producing cars at our steady state production volume of 12 vehicles per month, manufacturing costs have started to fall. While we expect further cost reduction efforts undertaken by both us and our suppliers will continue to reduce costs during 2014, there is no guarantee that we will be able to achieve planned cost reductions from our various cost savings initiatives, and the failure to achieve such savings would negatively affect our ability to reach our gross margin and profitability goals.

We incur significant costs related to procuring the raw materials required to manufacture our high-performance cars, assembling vehicles and compensating our personnel. We may also incur substantial costs in increasing the production capability of our performance cars manufacturing facilities, each of which could potentially face cost overruns. If performance cars tooling, production equipment and parts are insufficient for use in supercars, perhaps as a result of a lower level of commonality between the two vehicles than we currently anticipate, our costs related to the production of supercars may exceed our expectations.

Additionally, in the future we may be required to incur substantial marketing costs and expenses to promote our vehicles, including through the use of traditional media such as television, radio and print, even though our marketing expenses to date have been relatively limited as we have to date relied upon unconventional marketing efforts. If we are unable to keep our operating costs aligned with the level of revenues we generate, our operating results, business and prospects will be harmed. Furthermore, many of the factors that impact our operating costs are beyond our control. For example, the costs of our raw materials and components could increase due to shortages as global demand for these products increases.

Our long-term success will be dependent upon our ability to design and achieve market acceptance of new vehicle models, specifically supercars and new vehicle models such as midline sports cars.

Our long-term success is dependent on market acceptance of our performance cars and supercars. There is no guarantee that these new vehicles will be successfully accepted by the general public in the long-term.

Additionally, there can be no assurance that we will be able to design future vehicles that will meet the expectations of our customers or that our future models will become commercially viable. To the extent that we are not able to build future supercars to the expectations created by the early prototype and our announced specifications, customers may cancel their reservations, our future sales could be harmed and investors may lose confidence in us. Furthermore, historically, automobile customers have come to expect new and improved vehicle models to be introduced frequently. In order to meet these expectations, we may in the future be required to introduce on a regular basis new vehicle models as well as enhanced versions of existing vehicle models. As technologies change in the future for automobiles in general and performance vehicles specifically, we will be expected to upgrade or adapt our vehicles and introduce new models in order to continue to provide vehicles with the latest technology and meet customer expectations. To date, we have limited experience simultaneously designing, testing, manufacturing, upgrading, adapting and selling our vehicles.

Our limited operating history makes evaluating our business and future prospects difficult, and may increase the risk of your investment.

You must consider the risks and difficulties we face as an early stage company with a limited operating history. If we do not successfully address these risks, our business, prospects, operating results and financial condition will be materially and adversely harmed. Saleen Automotive was formed in July 2011. SMS was formed in July 2008 and began delivering the SMS Challenger in early 2009. SMS began producing the SMS Mustang in April 2010. Our production processes continue to mature.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected.

We have a history of losses and have to deliver significant cost reductions to achieve profitability in 2013 and long-term commercial success.

We incurred a combined net loss of $2,573,463 for the year ended March 31, 2013. In addition, we have combined accumulated net losses of $8,290,715 from our inception through March 31, 2013. We have had net losses in each quarter since our inception. Even if we are able to successfully maintain our current performance car production levels, there can be no assurance that we will be commercially successful. In order to achieve profitability in 2014 as well as long-term commercial success, we must continue to achieve our planned cost reductions and control our operational costs while producing quality vehicles at volume, maintain our delivery rates to match our current and anticipated production capacity, maintain strong demand for performance cars, and achieve our planned cost reductions and control our operational costs. Failure to do one or more of these things could prevent us from reaching profitability.

Increases in costs, disruption of supply or shortage of raw materials, in particular superchargers, could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of raw materials. Any such increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. We use various raw materials in our business including aluminum, steel, nickel and copper. The prices for these raw materials fluctuate depending on market conditions and global demand for these materials and could adversely affect our business and operating results. Substantial increases in the prices for our raw materials or prices charged to us, such as those charged by our supercharger manufacturers, would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased vehicle prices. There can be no assurance that we will be able to recoup increasing costs of raw materials by increasing vehicle prices.

Our distribution model is different from the predominant current distribution model for automobile manufacturers, which makes evaluating our business, operating results and future prospects difficult.

Our distribution model is not common in the automobile industry today, particularly in the United States. We plan to sell our performance vehicles in company-owned Saleen stores and over the Internet. This model of vehicle distribution is relatively new and unproven, especially in the United States, and subjects us to substantial risk as it requires, in the aggregate, a significant expenditure and provides for slower expansion of our distribution and sales systems than may be possible by utilizing a more traditional dealer franchise system. For example, we will not be able to utilize long-established sales channels developed through a franchise system to increase our sales volume, which may harm our business, prospects, financial condition and operating results. Moreover, we will be competing with companies with well-established distribution channels.

We plan to open Saleen stores in the United States initially, and expand internationally as opportunities arise. We have only limited experience distributing and selling our performance vehicles through our Saleen stores. Our success will depend in large part on our ability to effectively develop our own sales channels and marketing strategies. Implementing our business model is subject to numerous significant challenges, including obtaining permits and approvals from local and state authorities, and we may not be successful in addressing these challenges. The concept and layout of these new stores, which are located in high profile retail centers, is different than what has previously been used in automotive sales. We do not know whether our new store strategy will be successful, if consumers will be willing to purchase vehicles in this manner or if these locations will be deemed to comply with applicable zoning restrictions as well as approval and acceptance from the specific high profile retail centers in which we seek to locate our stores. As a result, we may incur additional costs in order to improve or change our retail strategy.

You must consider our business and prospects in light of the risks, uncertainties and difficulties we encounter as we implement our business model. For instance, we will need to persuade customers, suppliers and regulators of the validity and sustainability of our business model. We cannot be certain that we will be able to do so, or to successfully address the risks, uncertainties and difficulties that our business strategy faces. Any failure to successfully address any of the risks, uncertainties and difficulties related to our business model would have a material adverse effect on our business and prospects.

We may face regulatory limitations on our ability to sell vehicles directly or over the Internet which could materially and adversely affect our ability to sell our vehicles.

We plan to sell our vehicles from our Saleen stores as well as over the Internet. We may not be able to sell our vehicles through this sales model in each state in the United States as many states have laws that may be interpreted to prohibit Internet sales by manufacturers to residents of the state or to impose other limitations on this sales model, including laws that prohibit manufacturers from selling vehicles directly to consumers without the use of an independent dealership or without a physical presence in the state. For example, some states provide that a manufacturer cannot deliver a vehicle to a resident of their state except through a dealer licensed to do business in such state, which may be interpreted to require us to open a store in that state in order to sell vehicles to their residents. In some states where we have opened a gallery, which is a location where potential customers can view our vehicles but is not a full retail location, it is possible that a state regulator could take the position that activities at our gallery constitute an unlicensed motor vehicle dealership and thereby violates applicable manufacturer-dealer laws. In addition, some states have requirements that service facilities be available with respect to vehicles sold in the state, which may be interpreted to also require that service facilities be available with respect to vehicles sold over the Internet to residents of the state thereby limiting our ability to sell vehicles in states where we do not maintain service facilities.

The foregoing examples of state laws governing the sale of motor vehicles are just some of the regulations we will face as we sell our vehicles. In many states, the application of state motor vehicle laws to our specific sales model is largely untested under state motor vehicle industry laws, particularly with respect to sales over the Internet, and would be determined by a fact-specific analysis of numerous factors, including whether we have a physical presence or employees in the applicable state, whether we advertise or conduct other activities in the applicable state, how the sale transaction is structured, the volume of sales into the state, and whether the state in question prohibits manufacturers from acting as dealers. As a result of the fact-specific and untested nature of these issues, and the fact that applying these laws intended for the traditional automobile distribution model to our sales model allows for some interpretation and discretion by the regulators, the manner in which the applicable authorities will apply their state laws to our distribution model is difficult to predict. Such laws, as well as other laws governing the motor vehicle industry, may subject us to potential inquiries and investigations from state motor vehicle regulators who may question whether our sales model complies with applicable state motor vehicle industry laws and who may require us to change our sales model or may prohibit our ability to sell our vehicles to residents in such states. In addition, decisions by regulators permitting us to sell vehicles may be subject to challenges as to whether such decisions comply with applicable state motor vehicle industry laws.

The automotive market is highly competitive, and we may not be successful in competing in this industry. We currently face competition from new and established competitors and expect to face competition from others in the future.

The worldwide automotive market is highly competitive today and we expect it will become even more so in the future. With respect to our supercars, we face competition from existing and future automobile manufacturers in the extremely competitive premium sedan market, including Audi, BMW, Lexus and Mercedes.

Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Virtually all of our competitors have more extensive customer bases and broader customer and industry relationships than we do. In addition, almost all of these companies have longer operating histories and greater name recognition than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively.

Furthermore, certain large automobile manufacturers offer financing and leasing options on their vehicles and also have the ability to market vehicles at a substantial discount, provided that the vehicles are financed through their affiliated financing company.

Demand in the automobile industry is highly volatile, which may lead to lower vehicle unit sales and adversely affect our operating results.

Volatility of demand in the automobile industry may materially and adversely affect our business, prospects, operating results and financial condition. The markets in which we currently compete and plan to compete in the future have been subject to considerable volatility in demand in recent periods. Demand for automobile sales depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new vehicles and technologies. As a new automobile manufacturer and low volume producer, we have less financial resources than more established automobile manufacturers to withstand changes in the market and disruptions in demand. As our business grows, economic conditions and trends in other countries and regions where we sell our performance vehicles will impact our business, prospects and operating results as well. Demand for our performance vehicles may also be affected by factors directly impacting automobile price or the cost of purchasing and operating automobiles such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales and increased inventory, which may result in further downward price pressure and adversely affect our business, prospects, financial condition and operating results. These effects may have a more pronounced impact on our business given our relatively smaller scale and financial resources as compared to many incumbent automobile manufacturers.

Difficult economic conditions may negatively affect consumer purchases of luxury items, such as our performance vehicles.

Over the last few years, the deterioration in the global financial markets and continued challenging condition of the macroeconomic environment has negatively impacted consumer spending and we believe has adversely affected the sales of our performance vehicles. The automobile industry in particular was severely impacted by the poor economic conditions and several vehicle manufacturing companies, including General Motors and Chrysler, were forced to file for bankruptcy. Sales of new automobiles generally have dropped during this recessionary period. Sales of high-end and luxury consumer products, such as our performance vehicles, depend in part on discretionary consumer spending and are even more exposed to adverse changes in general economic conditions. Difficult economic conditions could therefore temporarily reduce the market for vehicles in our price range. Discretionary consumer spending also is affected by other factors, including changes in tax rates and tax credits, interest rates and the availability and terms of consumer credit.

If the current difficult economic conditions continue or worsen, we may experience a decline in the demand for performance vehicles or future vehicles, any of which could materially harm our business, prospects, financial condition and operating results. Accordingly, any events that have a negative effect on the United States economy or on foreign economies or that negatively affect consumer confidence in the economy, including disruptions in credit and stock markets, and actual or perceived economic slowdowns, may harm our business, prospects, financial condition and operating results.

Our financial results may vary significantly from period-to-period due to the seasonality of our business and fluctuations in our operating costs.

Our operating results may vary significantly from period-to-period due to many factors, including seasonal factors that may have an effect on the demand for our performance vehicles. Demand for new cars in the automobile industry in general, typically decline over the winter season, while sales are generally higher during the spring and summer months. We note that, in general, automotive sales tend to decline over the winter season and we anticipate that our sales of performance vehicles and other models we introduce may have similar seasonality. However, our limited operating history makes it difficult for us to judge the exact nature or extent of the seasonality of our business. Also, any unusually severe weather conditions in some markets may impact demand for our vehicles. Our operating results could also suffer if we do not achieve revenue consistent with our expectations for this seasonal demand because many of our expenses are based on anticipated levels of annual revenue.

In addition, we expect our period-to-period operating results to vary based on our operating costs which we anticipate will increase significantly in future periods as we, among other things, design, develop and manufacture our supercars, increase the production capacity at our manufacturing facilities to produce our supercars, incur costs for warranty repairs or product recalls, if any, increase our sales and marketing activities, and increase our general and administrative functions to support our growing operations. As a result of these factors, we believe that quarter-to-quarter comparisons of our operating results, especially in the short-term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, our operating results may not meet expectations of equity research analysts or investors. If any of this occurs, the trading price of our common stock after the Merger could fall substantially, either suddenly or over time.

If we are unable to establish and maintain confidence in our long-term business prospects among consumers, analysts and within our industry, then our financial condition, operating results, business prospects and stock price may suffer materially.

Our vehicles are highly technical products that require maintenance and support. If we were to cease or cut back operations, even years from now, buyers of our vehicles from years earlier might have much more difficulty in maintaining their vehicles and obtaining satisfactory support. As a result, consumers may be less likely to purchase our vehicles now if they are not convinced that our business will succeed or that our operations will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed.

Accordingly, in order to build and maintain our business, we must maintain confidence among customers, suppliers, analysts and other parties in our liquidity and long-term business prospects. In contrast to some more established automakers, we believe that, in our case, the task of maintaining such confidence may be particularly complicated by factors such as the following:

•	our limited operating history;
•	our limited revenues and lack of profitability to date;
•	unfamiliarity with or uncertainty about the our supercars;
•	uncertainty about the long-term marketplace acceptance of alternative fuel vehicles generally, or electric vehicles specifically;
•	the prospect that we will need ongoing infusions of external capital to fund our planned operations;
•	the size of our expansion plans in comparison to our existing capital base and scope and history of operations; and
•	the prospect or actual emergence of direct, sustained competitive pressure from more established automakers, which may be more likely if our initial efforts are perceived to be commercially successful.

Many of these factors are largely outside our control, and any negative perceptions about our long-term business prospects, even if exaggerated or unfounded, would likely harm our business and make it more difficult to raise additional funds when needed.

We may not succeed in maintaining and strengthening the Saleen brand, which would materially and adversely affect customer acceptance of our vehicles and components and our business, revenues and prospects.

Our business and prospects are heavily dependent on our ability to develop, maintain and strengthen the Saleen brand. Any failure to develop, maintain and strengthen our brand may materially and adversely affect our ability to sell our performance vehicles and future planned supercars. If we do not continue to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will likely depend significantly on our ability to provide high quality performance vehicles and we have very limited experience in these areas.

In addition, we expect that our ability to develop, maintain and strengthen the Saleen brand will also depend heavily on the success of our marketing efforts. To date, we have limited experience with marketing activities as we have relied primarily on the Internet, word of mouth and attendance at industry trade shows to promote our brand. To further promote our brand, we may be required to change our marketing practices, which could result in substantially increased advertising expenses, including the need to use traditional media such as television, radio and print. The automobile industry is intensely competitive, and we may not be successful in building, maintaining and strengthening our brand. Many of our current and potential competitors, particularly automobile manufacturers headquartered in Detroit, Japan and the European Union, have greater name recognition, broader customer relationships and substantially greater marketing resources than we do. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

Our plan to develop our network of Saleen stores will require significant cash investments and management resources and may not meet our expectations with respect to additional sales of our performance vehicles. In addition, we may not be able to open stores in certain states.

Our plan to develop our network of Saleen stores will require significant cash investments and management resources and may not meet our expectations with respect to additional sales of our vehicles. This planned U.S. expansion of Saleen stores may not have the desired effect of increasing sales and expanding our brand presence to the degree we are anticipating. Furthermore there can be no assurances that we will be able to construct additional storefronts on the budget or timeline we have established. We will also need to ensure we are in compliance with any regulatory requirements applicable to the sale of our vehicles in those jurisdictions, which could take considerable time and expense. If we experience any delays in expanding our network of Saleen stores, this could lead to a decrease in sales of our vehicles and could negatively impact our business, prospects, financial condition and operating results. We plan to open Saleen stores with a goal of establishing approximately 12 U.S. stores within the next several years. However, we may not be able to expand our network at such rate and our planned expansion of our network of Saleen stores will require significant cash investment and management resources, as well as efficiency in the execution of establishing these storefronts and in hiring and training the necessary employees to effectively sell our vehicles. Such additional investments may not be available to us or may not be available on terms reasonably acceptable to us.

Furthermore, certain states and foreign jurisdictions may have permit requirements, franchise dealer laws or similar laws or regulations that may preclude or restrict our ability to open stores or sell vehicles out of such states and jurisdictions. Any such prohibition or restriction may lead to decreased sales in such jurisdictions, which could harm our business, prospects and operating results. See Risk Factor “We may face regulatory limitations on our ability to sell vehicles directly or over the Internet which could materially and adversely affect our ability to sell our vehicles.”

If we fail to manage future growth effectively as we rapidly grow our company, we may not be able to produce, market, sell and service our vehicles successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We continue to expand our operations significantly, and additional significant expansion will be required, especially in connection with the expansion of our network of Saleen stores. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include:

•	finding and training new personnel;
•	forecasting production and revenue;
•	controlling expenses and investments in anticipation of expanded operations;
•	establishing or expanding design, manufacturing, sales and service facilities;
•	implementing and enhancing manufacturing and administrative infrastructure, systems and processes;
•	addressing new markets; and
•	expanding international operations.

We intend to continue to hire a significant number of additional personnel, including manufacturing personnel, design personnel, engineers and service technicians for our performance vehicles. Because our high-performance vehicles are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in performance vehicles may not be available to hire, and we will need to expend significant time and expense training the employees we do hire. Competition for individuals with experience designing, manufacturing and servicing performance vehicles are intense, and we may not be able to attract, assimilate, train or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business and prospects.

If we are unable to attract and/or retain key employees and hire qualified management, technical vehicle engineering, and manufacturing personnel, our ability to compete could be harmed and our stock price may decline.

The loss of the services of any of our key employees could disrupt our operations, delay the development and introduction of our vehicles and services, and negatively impact our business, prospects and operating results as well as cause the stock price of the combined business to decline. In particular, we are highly dependent on the services of Steve Saleen, our Chief Executive Officer and Chairman of our Board of Directors, and Robert Miranda, our Chief Financial Officer. There can be no assurance that we will be able to successfully attract and retain senior leadership necessary to grow our business. Our future success depends upon our ability to attract and retain our executive officers and other key technology, sales, marketing, engineering, manufacturing and support personnel and any failure to do so could adversely impact our business, prospects, financial condition and operating results. We have in the past and may in the future experience difficulty in retaining members of our senior management team as well as technical, vehicle engineering and manufacturing personnel due to various factors, such as a very competitive labor market for talented individuals with automotive experience. In addition, we do not have “key person” life insurance policies covering any of our officers or other key employees. Currently in Southern California, there is increasing competition for talented individuals with the specialized knowledge of performance vehicles, software engineers and other skilled employees and this competition affects both our ability to retain key employees and hire new ones. Our continued success depends upon our continued ability to hire and retain employees. Additionally, we compete with many mature and prosperous companies in Southern California that have far greater financial resources than we do and thus can offer current or perspective employees more lucrative incentive packages than we can. Any difficulties in retaining current employees or recruiting new ones would have an adverse effect on our performance.

Many members of our management team are new to the company or to the automobile industry, and execution of our business plan and development strategy could be seriously harmed if integration of our management team into our company is not successful.

Our business could be seriously harmed if integration of our management team into our company is not successful. We expect that it will take time for our new management team to integrate into our company and it is too early to predict whether this integration will be successful. We have recently experienced significant changes in our management team and expect to continue to experience significant growth in our management team. Our senior management team has only limited experience working together as a group. This lack of long-term experience working together may impact the team’s ability to collectively quickly and efficiently respond to problems and effectively manage our business. Although we are taking steps to add senior management personnel that have significant automotive experience, some members of our current senior management team have limited experience in the automobile industry.

We are subject to various environmental and safety laws and regulations that could impose substantial costs upon us and negatively impact our ability to operate our manufacturing facilities.

As an automobile manufacturer, we and our operations, both in the United States and abroad, are subject to national, state, provincial and/or local environmental, health and safety laws and regulations, including laws relating to the use, handling, storage, disposal and human exposure to hazardous materials. Environmental and health and safety laws and regulations can be complex, and we expect that our business and operations will be affected by future amendments to such laws or other new environmental and health and safety laws which may require us to change our operations, potentially resulting in a material adverse effect on our business. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury and fines and penalties. Capital and operating expenses needed to comply with environmental, health and safety laws and regulations can be significant, and violations may result in substantial fines and penalties, third party damages, suspension of production or a cessation of our operations.

Contamination at properties formerly owned or operated by us, as well as at properties we will own and operate, and properties to which hazardous substances were sent by us, may result in liability for us under environmental laws and regulations, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results. We may face unexpected delays in obtaining the necessary permits and approvals required by environmental laws in connection with our manufacturing facilities that could require significant time and financial resources and negatively impact our ability to operate these facilities, which would adversely impact our business prospects and operating results.

Our business may be adversely affected by union activities.

Although none of our employees are currently represented by a labor union, it is common throughout the automobile industry generally for many employees at automobile companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Our employees may join or seek recognition to form a labor union, or we may be required to become a union signatory. Additionally, disgruntled ex-employees may actively encourage unionization of our employees. We are also directly or indirectly dependent upon companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results. If a work stoppage occurs, it could delay the manufacture and sale of our performance vehicles and have a material adverse effect on our business, prospects, operating results or financial condition. The mere fact that our labor force could be unionized may harm our reputation in the eyes of some investors and thereby negatively affect the stock price of the combined business. Additionally, the unionization of our labor force could increase our employee costs and decrease our profitability, both of which could adversely affect our business, prospects, financial condition and results of operations.

We are subject to substantial regulation, which is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and operating results.

Our performance vehicles, and the sale of motor vehicles in general, are subject to substantial regulation under international, federal, state and local laws. We have incurred, and expect to incur in the future, significant costs in complying with these regulations. Regulations related to the automobile industry are currently evolving and we face risks associated with changes to these regulations such as:

•	the amendment or rescission of the federal law and regulations mandating increased fuel economy in the United States, referred to as the Corporate Average Fuel Economy (CAFE) standards, could reduce new business opportunities for our development activities;
•	the amendment or rescission of federal greenhouse gas tailpipe emission regulations administered by the EPA under the authority of the Clean Air Act could reduce new business opportunities for our development activities;
•	increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote alternative fuel vehicles; and
•	changes to regulations governing the export of our products could increase our costs incurred to deliver products outside the United States or force us to charge a higher price for our vehicles in such jurisdictions.

To the extent the laws change, some or all of our vehicles may not comply with applicable international, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results will be adversely affected.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, which could harm our business, prospects, operating results and financial condition. The automobile industry experiences significant product liability claims and we face inherent risk of exposure to claims in the event our vehicles do not perform as expected or malfunction resulting in personal injury or death. Our risks in this area are particularly pronounced given the limited number of vehicles delivered to date and limited field experience of those vehicles. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our vehicles and business and inhibit or prevent commercialization of other future vehicle candidates which would have a material adverse effect on our brand, business, prospects and operating results. We insure against the risk of product liability claims, however, any lawsuit seeking significant monetary damages may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy.

We may be compelled to undertake product recalls, which could adversely affect our brand image and financial performance.

Any product recall in the future may result in adverse publicity, damage our brand and adversely affect our business, prospects, operating results and financial condition. In the future, we may at various times, voluntarily or involuntarily, initiate a recall if any of our vehicles prove to be defective or noncompliant with applicable federal motor vehicle safety standards. Such recalls, voluntary or involuntary, involve significant expense and diversion of management attention and other resources, which could adversely affect our brand image in our target markets and could adversely affect our business, prospects, financial condition and results of operations.

Our current and future warranty reserves may be insufficient to cover future warranty claims which could adversely affect our financial performance.

If our warranty reserves are inadequate to cover future warranty claims on our vehicles, our business, prospects, financial condition and operating results could be materially and adversely affected. We provide a three year or 36,000 mile New Vehicle Limited Warranty with every Saleen 302 and 302SC Mustang, Saleen 570 Challenger, and Saleen 620 Camaro performance vehicle. We provide a one year or 12,000 miles New Vehicle Limited Warranty with every Saleen 351 Mustang, Saleen 570X Challenger, and Saleen 620X Camaro performance vehicle. The vehicle limited warranty applies to installed parts and/or assemblies in new performance vehicles. All of the unaltered parts are covered under the original full warranty of the OEM manufacturer of the base vehicles (Ford, Chevrolet, and Dodge).

We have limited operating experience with our vehicles, and therefore little experience with warranty claims for these vehicles or with estimating warranty reserves. Our warranty claims to date have been negligible and we currently do not have reserves recorded for warranty claims.

We could in the future become subject to a significant and unexpected warranty expense. There can be no assurances that our currently existing or future warranty reserves will be sufficient to cover all claims or that our limited experience with warranty claims will adequately address the needs of our customers to their satisfaction.

We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.

Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop or sell our vehicles or components, which could make it more difficult for us to operate our business. From time to time, we may receive inquiries from holders of patents or trademarks inquiring whether we infringe their proprietary rights. Companies holding patents or other intellectual property rights relating to our base vehicles may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•	cease selling, incorporating or using vehicles that incorporate the challenged intellectual property;
•	pay substantial damages;
•	obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all; or
•	redesign our vehicles.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management attention.

We also license patents and other intellectual property from third parties, and we may face claims that our use of this in-licensed technology infringes the rights of others. In that case, we may seek indemnification from our licensors under our license contracts with them. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses, depending on our use of the technology, whether we choose to retain control over conduct of the litigation, and other factors.

Our business will be adversely affected if we are unable to protect our intellectual property rights from unauthorized use or infringement by third parties.

Any failure to protect our proprietary rights adequately could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue which would adversely affect our business, prospects, financial condition and operating results. Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of patents, patent applications, trade secrets, including know-how, employee and third party nondisclosure agreements, copyright laws, trademarks, intellectual property licenses and other contractual rights to establish and protect our proprietary rights in our technology. We have also received from third parties patent licenses related to manufacturing our vehicles.

The protection provided by the patent laws is and will be important to our future opportunities. However, such patents and agreements and various other measures we take to protect our intellectual property from use by others may not be effective for various reasons, including the following:

•	our pending patent applications may not result in the issuance of patents;
•	our patents, if issued, may not be broad enough to protect our proprietary rights;
•	the patents we have been granted may be challenged, invalidated or circumvented because of the pre-existence of similar patented or unpatented intellectual property rights or for other reasons;
•	the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement impracticable;
•	current and future competitors may independently develop similar technology, duplicate our vehicles or design new vehicles in a way that circumvents our patents; and
•	our in-licensed patents may be invalidated or the holders of these patents may seek to breach our license arrangements.

Existing trademark and trade secret laws and confidentiality agreements afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and policing the unauthorized use of our intellectual property is difficult.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that we are the first creator of inventions covered by pending patent applications or the first to file patent applications on these inventions, nor can we be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford protection against a competitor. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will result in issued foreign patents. Furthermore, even if these patent applications do result in issued patents, some foreign countries provide significantly less effective patent enforcement than in the United States.

The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us in the near future will afford protection against competitors with similar technology. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.

Our facilities or operations could be damaged or adversely affected as a result of disasters or unpredictable events.

Our corporate headquarters and factory in Corona are located in southern California, a region known for seismic activity. If major disasters such as earthquakes, fires, floods, hurricanes, wars, terrorist attacks, computer viruses, pandemics or other events occur, or our information system or communications network breaks down or operates improperly, our headquarters and production facilities may be seriously damaged, or we may have to stop or delay production and shipment of our products. In addition, our lease for our Corona facility permits the landlord to terminate the lease following a casualty event if the needed repairs are in excess of certain thresholds and we do not agree to pay for any uninsured amounts. We may incur expenses relating to such damages, which could have a material adverse impact on our business, operating results and financial condition.

If our suppliers fail to use ethical business practices and comply with applicable laws and regulations, our brand image could be harmed due to negative publicity.

Our core values, which include developing the highest quality performance vehicles while operating with integrity, are an important component of our brand image, which makes our reputation particularly sensitive to allegations of unethical business practices. We do not control our independent suppliers or their business practices. Accordingly, we cannot guarantee their compliance with ethical business practices, such as environmental responsibility, fair wage practices, appropriate sourcing of raw materials, and compliance with child labor laws, among others. A lack of demonstrated compliance could lead us to seek alternative suppliers, which could increase our costs and result in delayed delivery of our products, product shortages or other disruptions of our operations.

Violation of labor or other laws by our suppliers or the divergence of an independent supplier’s labor or other practices from those generally accepted as ethical in the United States or other markets in which we do business could also attract negative publicity for us and our brand. This could diminish the value of our brand image and reduce demand for our performance vehicles if, as a result of such violation, we were to attract negative publicity. If we, or other manufacturers in our industry, encounter similar problems in the future, it could harm our brand image, business, prospects, financial condition and operating results.

We will continue to need additional financing to carry out our business plan.

The net proceeds from the Capital Raise available to fund our business will be reduced by the required payments and reimbursements to stockholders to whom we are indebted and other transaction costs incurred by prior operations. Although we estimate that the net funds from the Capital Raise will be sufficient to fund our planned activities for up to a year, we will need thereafter or sooner to obtain significant additional funding to successfully continue our business. Such additional funds may not be readily available or may not be available on terms acceptable to us.

Our auditors have expressed a going concern opinion on our financial statements. We may be unable to obtain additional capital required to implement our business plan, which could restrict our ability to grow.

We are delinquent in payment of $246,075 of payroll taxes, and $1,000,312 of our outstanding notes payable is in default. If we fail to make certain required payments and perform other contractual obligations to the tax authorities and our lenders, the debt obligations to such creditors will accelerate, which would have a material adverse effect on our continued operations.

Future acquisitions and product development activity will require additional capital that exceeds our operating cash flow. In addition, our administrative costs (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require cash resources.

We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means. We may not be successful in identifying suitable financing transactions in the time period required or at all, and we may not obtain the required capital by other means. If we are not successful in raising additional capital, our resources may be insufficient to fund our planned operations in 2014 or thereafter.

Any additional capital raised through the sale of equity or convertible debt will dilute the ownership percentage of our stockholders. Raising any such capital could also result in a decrease in the nominal fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of other derivative securities, and issuances of incentive awards under equity employee incentive plans, all of which may have a dilutive effect to existing investors.

Our ability to obtain financing, if and when necessary, may be impaired by such factors as the capital markets, our limited operating history, market acceptance of our performance vehicles and parts, and the departure of key employees. Further, if demand for our products does not grow, our revenues will likely decrease and such decreased revenues may increase our requirements for capital. If the amount of capital we are able to raise from financing activities, together with revenues from our operations, is not sufficient to satisfy our capital needs (even if we reduce our operations), we may be required to cease operations, divest our assets at unattractive prices or obtain financing on unattractive terms.

For these reasons, the report of our auditor accompanying our financial statements filed herewith includes a statement that these factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern will be dependent on our raising of additional capital and the success of our business plan.

We have a history of operating losses and there can be no assurance that we can achieve or maintain profitability.

We have a history of operating losses and may not achieve or sustain profitability. We cannot guarantee that we will become profitable. Even if we achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may not be able to sustain or increase profitability and our failure to do so would adversely affect our business, including our ability to raise additional funds.

We may not be able to effectively manage our growth.

Our strategy envisions growing our business. We plan to expand our technology, sales, administrative and marketing organizations. Any growth in or expansion of our business is likely to continue to place a strain on our management and administrative resources, infrastructure and systems. As with other growing businesses, we expect that we will need to further refine and expand our business development capabilities, our systems and processes and our access to financing sources. We also will need to hire, train, supervise and manage new employees. These processes are time consuming and expensive, will increase management responsibilities and will divert management attention. We cannot assure you that we will be able to:

•	expand our systems effectively or efficiently or in a timely manner;
•	allocate our human resources optimally;
•	meet our capital needs;
•	identify and hire qualified employees or retain valued employees; or
•	incorporate effectively the components of any business or product line that we may acquire in our effort to achieve growth.

Our inability or failure to manage our growth and expansion effectively could harm our business and materially and adversely affect our operating results and financial condition.

We will be required to attract and retain top quality talent to compete in the marketplace.

We believe our future growth and success will depend in part on our abilities to attract and retain highly skilled managerial, product development, sales and marketing, and finance personnel. There can be no assurance of success in attracting and retaining such personnel. Shortages in qualified personnel could limit our ability to increase sales of existing products and services and launch new product and service offerings.

Our forecasts are highly speculative in nature and we cannot predict results in a development stage company with a high degree of accuracy.

Any financial projections, especially those based on ventures with minimal operating history, are inherently subject to a high degree of uncertainty, and their ultimate achievement depends on the timing and occurrence of a complex series of future events, both internal and external to the enterprise. There can be no assurance that potential revenues or expenses we project will, in fact, be received or incurred.

We will be subject to evolving and expensive corporate governance regulations and requirements. Our failure to adequately adhere to these requirements or the failure or circumvention of our controls and procedures could seriously harm our business.

As a publicly traded company, we are subject to various federal, state and other rules and regulations, including applicable requirements of the Sarbanes-Oxley Act of 2002. Compliance with these evolving regulations is costly and requires a significant diversion of management time and attention, particularly with regard to our disclosure controls and procedures and our internal control over financial reporting. Our internal controls and procedures may not be able to prevent errors or fraud in the future. Faulty judgments, simple errors or mistakes, or the failure of our personnel to adhere to established controls and procedures, may make it difficult for us to ensure that the objectives of the control system are met. A failure of our controls and procedures to detect other than inconsequential errors or fraud could seriously harm our business and results of operations.

We are obligated to develop and maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of the stock of the combined business.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting.

Complying with Section 404 requires a rigorous compliance program as well as adequate time and resources. As a result of developing, improving and expanding our core information technology systems as well as implementing new systems to support our sales, engineering, supply chain and manufacturing activities, all of which require significant management time and support, we may not be able to complete our internal control evaluation, testing and any required remediation in a timely fashion. Additionally, if we identify one or more material weaknesses in our internal control over financial reporting, we may be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on the price of the stock of the combined business.

Our limited senior management team size may hamper our ability to effectively manage a publicly traded company while developing our products and harm our business.

Our management team has experience in the management of publicly traded companies and complying with federal securities laws, including compliance with recently adopted disclosure requirements on a timely basis. They realize it will take significant resources to meet these requirements while simultaneously working on licensing, developing and protecting our products and intellectual property. Our management will be required to design and implement appropriate programs and policies in responding to increased legal, regulatory compliance and reporting requirements, and any failure to do so could lead to the imposition of fines and penalties and harm our business.

The failure of the United States automotive industry to experience a rebound to pre-recessionary performance could adversely harm our business.

The global recession, which commenced in 2008, had a dire impact on the United States automotive industry. The sudden collapse in demand for new automobiles resulted in bankruptcy filings and significant, long-term restructuring for Chrysler and General Motors, with Ford narrowly avoiding the need for a bail-out loan from the federal government to stay solvent. The auto industry, as we have known it for over a century, nearly collapsed.

The “Big Three” automakers have responded by revamping their product lines, garnering wider consumer popularity and grabbing market share from the Asian automakers. As a result they have posted strong quarterly earnings, allowing both Chrysler and GM to repay the bulk of their government loans. However, the future of the industry remains uncertain, and the demand for new vehicles has not been as robust as in the pre-recessionary period. The U.S. automotive industry faces tough overseas competition and soft consumer demand that will likely persist for the foreseeable future.

Furthermore, the automakers are traversing a new regulatory environment with a higher Corporate Average Fuel Economy standard being ushered in where high mileage vehicles have typically not been the strong suit of the U.S. automakers. In addition, several states have instituted legislation to quell carbon emissions which will necessarily have an impact on the auto industry as vehicles are responsible for 40% of all carbon emission in the United States. Policies focused on mitigating vehicle usage and steering commuters toward alternative forms of transportation are gaining wider acceptance and will likely have a significant impact. In addition, the U.S. population is aging overall and becoming more urbanized, which is leading analysts to conclude that the U.S. is becoming less demographically inclined to drive.

In light of the above conditions, it is not unforeseeable that the U.S. automotive industry may never rebound to the performance experienced before the recession. The relative decline of the U.S. automotive industry could prove permanent, and such a development could have an adverse impact on our business.

The global economy may continue to experience soft growth over the next several years, reducing demand for our products.

The global economy continues to experience difficulty in its recovery from the 2008 global recession. In light of the current global economic environment, there can be no guarantees that the United States, or its trading partners abroad, with whom it is largely interdependent, will experience a return to pre-recessionary growth and economic performance. Continued lackluster growth and economic figures would serve to further quell economic demand, and subsequently, growth of the automotive market, reducing demand for our products.

Risks Related to our Common Stock

There is little current trading of shares or our common stock. Our stock price is likely to be highly volatile.

Although prices for shares of our common stock are quoted on the OTCBB, there is little current trading and no assurance can be given that an active public trading market will develop or, if developed, that it will be sustained. The OTCBB is generally regarded as a less efficient and less prestigious trading market than other national markets. There is no assurance if or when our common stock will be quoted on another more prestigious exchange or market. The market price of our common stock is likely to be highly volatile because for some time there will likely be a thin trading market for the stock, which causes trades of small blocks of stock to have a significant impact on the stock price.

Because our common stock is a “penny stock,” trading therein will be subject to regulatory restrictions.

Our common stock is currently, and in the near future will likely continue to be, considered a “penny stock.” The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure and other requirements may adversely affect the trading activity in the secondary market for our common stock.

Limited future sales of our common stock in the public market could make it difficult to generate significant liquidity.

As noted above, we will be obligated to file a registration statement with the SEC to cover resales of shares underlying the Notes issued to the Purchasers. However, upon the effectiveness of this registration statement, most of the stock covered under the registration may not be immediately available for trading. Due to a limitation in the number of shares traded on a regular basis, there may be significant swings in the bid and ask prices of our stock or there may not be any significant volume of the stock available to trade.

We have not paid dividends in the past and, except for the dividend to be paid to our existing stockholders at the closing of the Merger, do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation on the value of our common stock.

While we declared a dividend to holders of record of our common stock as of May 23, 2013, we do not anticipate paying dividends in the foreseeable future and currently intend to retain any future earnings to support the development and expansion of our business. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, the our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent the stock price appreciates, which may never occur. In addition, shareholders must generally rely on sales of the shares they own after price appreciation as the only way to realize their investment, and if the price of our common stock does not appreciate, then there will be no return on investment.

Our officers, directors and principal stockholders, after the Merger, will be able to exert significant influence over the combined business and may make decisions that are not in the best interests of all stockholders.

After the Merger our officers, directors and principal stockholders (greater than 5% stockholders) will collectively own approximately 51.8% of our fully-diluted common stock. As a result of such ownership and the voting agreement entered into at the closing of the Capital Raise, these stockholders will be able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our common stock could have the effect of delaying or preventing a change of control of our company or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of our company. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of our common stock. Moreover, the interests of this concentration of ownership may not always coincide with the combined company’s interests or the interests of other stockholders, and accordingly, they could cause the combined company to enter into transactions or agreements that it would not otherwise consider.

Anti-takeover provisions may limit the ability of another party to acquire our company, which could cause our stock price to decline.

Our articles of incorporation, as amended, bylaws and Nevada law contain provisions that could discourage, delay or prevent a third party from acquiring our company, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

The requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended, and the requirements of the Sarbanes-Oxley Act of 2002, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company, we need to comply with laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, related regulations of the SEC, and requirements of the principal trading market upon which our common stock may trade, with which we are not required to comply as a private company. As a result, the combined business will incur significant legal, accounting and other expenses that a private company would not incur. Complying with these statutes, regulations and requirements will occupy a significant amount of the time of our board of directors and management, will require us to have additional finance and accounting staff, may make it more difficult to attract and retain qualified officers and members of our board of directors, particularly to serve on the audit committee, and may make some activities more difficult, time consuming and costly. We will need to:

•	institute a more comprehensive compliance function;
•	establish new internal policies, such as those relating to disclosure controls and procedures and insider trading;
•	design, establish, evaluate and maintain a system of internal control over financial reporting in compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;
•	prepare and distribute periodic reports in compliance with its obligations under the federal securities laws including the Securities Exchange Act of 1934, as amended, or Exchange Act;
•	involve and retain to a greater degree outside counsel and accountants in the above activities; and
•	establish an investor relations function.

If we are unable to accomplish these objectives in a timely and effective fashion for our business, our ability to comply with financial reporting requirements and other rules that apply to reporting companies could be impaired. If our finance and accounting personnel insufficiently support our business in fulfilling these public-company compliance obligations, or if we are unable to hire adequate finance and accounting personnel, we could face significant legal liability, which could have a material adverse effect on our financial condition and results of operations. Furthermore, if we identify any issues in complying with those requirements (for example, if our company or the independent registered public accountants identified a material weakness or significant deficiency in our company’s internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect, our reputation or investor perceptions of our company.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our common stock beneficially owned on June 26, 2013, prior to giving effect to the Closing, for (i) each stockholder known to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our executive officers and directors, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days, through the exercise of a warrant or stock option, conversion of a convertible security or otherwise. At June 26, 2013, immediately prior to the Closing, 8,000,000 shares of our common stock were outstanding. Unless otherwise noted below the address of each person identified is 1328 W. Balboa Blvd. Suite C, Newport Beach, CA 92661.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Beneficial Ownership
Directors and Executive Officers
Eric Stoppenhagen	3,000,000	37.5%
All Directors and Executive Officers as a group (1 individual)	3,000,000	37.5%
Greater than 5% Stockholders
Verdad Telecom, Inc.(1)	3,000,000	37.5%
W-Net Fund I, L.P. (2)	3,000,000	37.5%
David Weiner(2)	3,000,000	37.5%

(1)	Eric Stoppenhagen has voting and investment control over the securities owned by Verdad, and therefore Mr. Stoppenhagen may be deemed a beneficial owner of the 3,000,000 shares of common stock owned by Verdad. Mr. Stoppenhagen disclaims beneficial ownership in such shares.
(2)	The stockholder’s address is 12400 Ventura Boulevard, Suite 327, Studio City, CA 91604. David Weiner has voting and investment control over the securities owned by W-Net, and therefore Mr. Weiner may be deemed a beneficial owner of the 3,000,000 shares of common stock owned by W-Net. Mr. Weiner disclaims beneficial ownership in such shares.

The following table sets forth certain information regarding our common stock beneficially owned on June 26, 2013, immediately following the Closing, for (i) each stockholder known to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group, on a pro forma basis to reflect the transactions contemplated by the Merger Agreement and the Capital Raise. In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days, through the exercise of a warrant or stock option, conversion of a convertible security or otherwise. The table assumes a total of 160,000,044 and 60,643,520 shares of our common stock outstanding as of June 26, 2013, on a pre- and post- Reverse Split basis, respectively, and on an as-converted-to-common-stock basis, accounting for the conversion of the Notes issued in the Capital Raise. Unless otherwise noted below the address of each person identified is 2735 Wardlow Road, Corona, CA 92882.

	Shares Beneficially Owned
Name of Beneficial Owner	Amount of Beneficial Ownership (Pre-Reverse Split)	Amount of Beneficial Ownership (Post-Reverse Split)	Percent of Beneficial Ownership
Executive Officers and Directors Steve Saleen	82,133,366	31,130,344	51.3%
Robert Miranda	395,756	150,000	*
Jonathan Michaels	329,796	125,000	*
All Executive Officers and Directors as a Group (3 individuals)	82,858,918	31,405,344	51.8%

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

At the Closing, Eric Stoppenhagen resigned from his positions as President, Chief Financial Officer, Secretary and Director and we appointed the following persons as our executive officers and directors.  All directors serve until the next annual meeting of stockholders or until their successors are elected and qualified.  Officers are appointed by the board of directors and their terms of office are, except to the extent governed by an employment contract, at the discretion of the board of directors.

Name	Age	Position
Steve Saleen	64	Chief Executive Officer, President and Director
Robert J. Miranda	61	Chief Financial Officer, Secretary and Director
Jonathan A. Michaels	44	General Counsel and Director

(1)	There are no family relationships among our executive officers and directors.
(2)	Steve Saleen served as President and CEO of Saleen Automotive since its inception in 2008 and was appointed a director of our company at the close of the merger.
(3)	Robert J Miranda was affiliated with Saleen Automotive as acting CFO and was appointed a director of our company at the close of the merger.
(4)	Jonathan Michaels was affiliated with Saleen Automotive as acting general counsel and was appointed a director of our company at the close of the merger.
(5)	Directors receive shares of stock as compensation for services as a director of our company.

Steve Saleen, 64, founder has been president and CEO of SMS since its formation in July 2008. He has been board chairman and CEO of Saleen Automotive since its formation in July 2011. Mr. Saleen is considered one of the most successful and well known automotive legends in the country, making him a well qualified candidate to serve on our board of directors in light of our proposed business and structure. He was born and raised in Southern California, which has been the home of the “hot rod” culture for decades. Like many of his peers, he was inspired by the performance and muscle car era of the time. Mr. Saleen’s entrepreneurial business plan laid the groundwork for an entire new industry of design, engineering, manufacturing and sales of high performance vehicles that were race proven and marketed for sales through new car dealership showrooms nationwide; this included very successful racing programs featuring himself as a lead driver in vehicles of his design that went on to win numerous national championships. Mr. Saleen’s approach to tie in marketing with vendors created a never before seen collaboration of race proven parts that were subsequently used for street cars. Mr. Saleen is recognized worldwide for his expertise in small volume vehicle manufacturing, vehicle certification processes and mass customization – creating customized products in an efficient mass – production manner. From humble beginnings in a 3 car garage to an expansive network for multiple manufacturing plants and distributions centers in North America and Asia, Mr. Saleen dominated the automotive landscape with his much respected brand. Mr. Saleen’s Mustangs, Sportrucks, Saleen SSC, Saleen S351 and S281 led the way for the truly innovative and world class “Great American Supercar”, the Saleen S7, which is the most successful supercar to date, having won races at virtually every major racetrack in the world, including Daytona (US), 24 Hours of LeMans (France), Silverstone (England), Monza (Italy), and Nurburgring (Germany). Other significant accomplishments are the engineering, development and subsequent manufacturing of Ford Motor Company’s supercar, the Ford GT (40), paint and sub-assembly of the Dodge Viper, the supercharged Harley Davidson Ford F150 and the construction of the first “running” Camaro for its introduction in the movie “Transformer”. Numerous Hollywood films have featured Saleen vehicles such as “Fast and Furious”, “Bruce Almighty”, “Transformers” (as the Decepticon “Barricade”) and “Ironman”. As the “History Channel” program pointed out, Steve Saleen is part of a trio of “legendary” performance car builders alongside Enzo Ferrari and Ferdinand Porsche. Mr. Saleen has a bachelor’s degree in business from the University of Southern California.

Robert J. Miranda, 61, has been Chief Financial Officer of Saleen Automotive since February 2012 and director since June 2012. Since October 2007, Mr. Miranda has been the managing director of Miranda & Associates, a professional accountancy corporation. From March 2003 through October 2007, Mr. Miranda was a Global Operations Director at Jefferson Wells, where he specialized in providing Sarbanes-Oxley compliance reviews for public companies. Mr. Miranda was a national director at Deloitte & Touche where he participated in numerous audits, corporate finance transactions, mergers and acquisitions. Mr. Miranda is a licensed Certified Public Accountant and has over 35 years of experience in accounting, including experience in Sarbanes-Oxley compliance, auditing, business consulting, strategic planning and advisory services, making him a well qualified candidate to serve on our board of directors in light of our proposed business and structure. He served as Chief Financial Officer of Balqon Corporation (BLQN) from October 2008 through October 2012. He served as Chief Executive Officer and Chief Financial Officer of Victory Energy Corporation (VYEY) from May 2009 through December 2011. He currently serves as chairman of the board and audit committee of Victory Energy Corporation. Mr. Miranda has a bachelor’s degree in Business Administration from the University of Southern California, a certificate from the Owner/President Management Program from the Harvard Business School and membership in the American Institute of Certified Public Accountants. He is a certified public accountant licensed in California.

Jonathan A. Michaels, 44, is a director of Saleen Automotive and has served as the general counsel for Saleen Automotive and SMS since their inception. Prior to that, Mr. Michaels served as the general counsel for Saleen, Inc., dating back to 2004. Mr. Michaels is the founding member of Michaels Law Group, APLC, a business law firm in Newport Beach and that focuses on representing clients in the automotive industry, making him a well qualified candidate to serve on our board of directors in light of our proposed business and structure. Mr. Michaels graduated from the USC Marshall School of Business in 1992 and from Whittier Law School in 1995, finishing in the top 4% of his class. While in law school, Mr. Michaels served as an editor of the Whittier Law Review, represented his alma mater in several national Moot Court Honors Board competitions and, among other things, published a winning Law Review article that is permanently housed in the U.S. Library of Congress. Since 1995, Mr. Michaels has represented clients in complex litigation at all levels of state and federal court throughout the United States, resulting in substantial verdicts and settlements. In particular, Mr. Michaels has extensive experience representing clients in the automotive industry against some of the largest auto manufacturers in the world. During his tenure, Mr. Michaels has litigated cases against General Motors, Nissan North America, American Honda, AM General, Toyota Motor Sales, DaimlerChrysler, Kia Motors, Land Rover USA, Ford Motor Company, Jaguar Cars and Chrysler Group. Mr. Michaels has also been recognized by his peers for his outstanding ability. He has received the AVVO rating of "Excellent," and has been named to Southern California Super Lawyers – a distinction given to no more than 5% of the attorneys in the state. Mr. Michaels has also been invited to guest lecture at undergraduate and graduate programs at some of the world's most prestigious Universities, and he has written extensively in the legal community, with numerous publications to his credit. In 2012, Mr. Michaels was named "Attorney of the Year" by his law school alma mater. Mr. Michaels is a member of the California and Colorado State Bars, and is actively involved in the Southern California community.

Executive compensation

The following table and related footnotes show the compensation paid to our Chief Executive Officer and to each of the other two most highly compensated executive officers whose compensation exceeded $100,000 during the last fiscal year, and information concerning all compensation paid for services to us in all officer capacities for our last two fiscal years.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	All Other Compensation ($)	Total ($)
Steve Saleen	2013	340,000		340,000
CEO, President & Chairman	2012	226,250		226,250
Robert J. Miranda(1)	2013		200,195	200,195
Director, CFO & Secretary	2012		65,000	65,000
Jonathan Michaels(2)	2013		216,250	216,250
Director & General Counsel	2012		31,200	31,200
(1)	Represents fees for CFO services rendered by Mr. Miranda through his accounting firm, Miranda & Associates, A Professional Accountancy Corporation.

On November 25, 2011, we entered into an engagement agreement with Miranda & Associates, A Professional Accountancy Corporation (“M&A”), a company owned by Mr. Miranda. Under the terms of the engagement agreement, M&A performed certain accounting, tax compliance, internal controls, and other consulting services for us including the provision of executive CFO services (including, without limitation, the services of Mr. Robert Miranda, our Secretary and Chief Financial Officer). We paid M&A fees for the services provided by Mr. Miranda and other professional associates of his accounting firm.

(2)	Represents fees for legal services rendered by Mr. Michaels through his law firm, Michaels Law Group.

We have engagement agreements with Michaels Law Group (“MLG”). Under the terms of the engagement agreement, MLG performed certain litigation, legal advisory, transaction advisory and other legal services for us including the provision of executive General Counsel services (including, without limitation, the services of Mr. Jonathan Michaels, our General Counsel). We paid MLG fees for the services provided by Mr. Michaels and other professional associates of his law firm.

Employment Contracts

Except as disclosed below, neither our company nor any of our subsidiaries has any employment agreements with our or its executive officers.

On August 1, 2011, Saleen Automotive entered into an Employment Agreement with Steve Saleen under which he is compensated at the rate of $20,000 per month. The Agreement has a term of eight years and provides for Mr. Saleen’s service as Saleen Automotive’s Chief Executive Officer.

Option Grants

Neither our company nor any of our subsidiaries granted options to executive officers during the fiscal year ended March 31, 2013.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Neither our company nor any of our subsidiaries had options outstanding as of March 31, 2013.

Director Compensation

We did not compensate our non-employee directors for services during our fiscal year ended March 31, 2013.

The following table presents information regarding compensation paid to our non-employee directors for our fiscal year ending March 31, 2014.

Name	Stock Awards ($)	Total ($)
Robert J. Miranda(1)	125,000	125,000
Jonathan Michaels(1)	125,000	125,000
(1)	Represents the value of 500,000 shares of common stock of Saleen Automotive valued at $0.25 per share issued to Mr. Miranda on May 12, 2013, for services as a director during the ensuing year ending March 31, 2014.
(2)	Represents the value of 500,000 shares of common stock of Saleen Automotive valued at $0.25 per share issued to Mr. Michaels on May 12, 2013, for services as a director during the ensuing year ending March 31, 2014.

Indemnification of Directors and Executive Officers and Limitation of Liability

We are a Nevada corporation. The Nevada Revised Statutes and certain provisions of our articles of incorporation, as amended, and bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person is not liable due to conduct that constituted a breach of his or her fiduciary duties and such breach involved intentional misconduct, fraud or a knowing violation of law, and that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Indemnification may not be made for any claim as to which the person seeking indemnity has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to our company unless the court in which the action or suit was brought or another court of competent jurisdiction determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court deems proper. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of our stockholders, that the applicable standard of conduct was met by the person to be indemnified. Under our articles of incorporation, as amended, and bylaws , we will advance expenses incurred by officers, directors, employees or agents who are parties to or are threatened to made parties to any threatened, pending or completed action by reason of the fact that such person was serving in such capacity, prior to the disposition of such action and promptly following request therefor, upon receipt of an undertaking by or on behalf of such person to repay such advances if it should be determined ultimately that such person is not entitled to indemnification.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of stockholders or directors. The Nevada Revised Statutes also grant us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and we have obtained such a policy.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, except for the legal proceedings described above to which Steve Saleen is a party, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Relationships and Related Party Transactions

Other than the transactions described below, since April 1, 2011, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years; and
•	in which any director, executive officer, stockholders who beneficially owns more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

During the years ended March 31, 2013 and 2012, we incurred $340,000 and $226,250, respectively, in officers’ salary expense with our Director, Chairman and CEO, Mr. Steve Saleen. As of March 31, 2013 and 2012, the balances of $300,000 and $60,000, respectively, were payable to Mr. Saleen for his officers’ salary. Effective March 31, 2013, Mr. Saleen agreed to defer the $300,000 of unpaid salary for payment on April 1, 2014. This deferral of salary was memorialized in a note payable to Steve Saleen dated March 31, 2013.

During the years ended March 31, 2013 and 2012, we incurred $134,675 and $297,842, respectively, in CFO services and accounting fees expense with Miranda & Associates, a firm owned by our Director and CFO, Mr. Robert Miranda. As of March 31, 2013 and 2012, the balances of $167,322 and $69,675, respectively, were payable to Miranda & Associates for these services. Effective March 31, 2013, Miranda & Associates and Mr. Miranda agreed to defer the $167,222 of unpaid fees for payment on April 1, 2014. This deferral of fees was memorialized in a note payable to Miranda & Associates dated effective March 31, 2013.

During the years ended March 31, 2013 and 2012, we incurred $341,452 and $18,399, respectively, in General Counsel services and legal fees expense with Michaels Law Group, a firm owned by our Director and General Counsel, Mr. Jonathan Michaels. As of March 31, 2013 and 2012, the balances of $242,045 and $97,868, respectively, were payable to Michaels Law Group for these services. Effective March 31, 2013, Michaels Law Group and Mr. Michaels agreed to defer the $242,045 of unpaid fees for payment on April 1, 2014. This deferral of fees was memorialized in a note payable to Michaels Law Group dated effective March 31, 2013.

During the year ended March 31, 2012, we incurred $529,449, in salary expense with Alexander Bafer, a former shareholder of Saleen Automotive, for his services as vice president of business development.

During the years ended March 31, 2013 and 2012, we incurred $315,750 and $324,936, respectively, in consulting fees with former Saleen Automotive shareholders for marketing, business development, engineering, business management, and financial advisory services. The amounts incurred with these related parties are as follows:

Related Party	March 31, 2013	March 31, 2012
Gerald Parker	$-	$121,565
Greentech Consulting Alexander James LLC Michael Kadie Anthony Lanham Brian Black RAV Marketing, LLC	62,750 130,000 - 10,000 13,000 100,000	- - 55,266 83,305 64,800 -
Totals	$315,750	$324,936

The $130,000 consulting fee incurred with Alexander James, LLC during the year ended March 31, 2013, was initially recorded as a related party note payable and then subsequently settled by the transfer of a net 621,000 founders’ shares from founders Brian Black and Anthony Lanham.

On May 8, 2013, W-Net and Verdad, formerly our two largest stockholders (the “Lenders”), and SMS, Saleen Automotive and Saleen (collectively, “Borrower”), entered a Bridge Loan and Security Agreement pursuant to which the Lenders loaned to Borrower an aggregate of $500,000 and Borrower issued to the Lenders Secured Promissory Notes. Following an event of default, the Secured Promissory Notes accrue interest at 10% per annum and had a maturity date of June 15, 2013. Borrower’s obligations under the Secured Promissory Notes were secured by a first priority security interest, subject to certain existing indebtedness, on all of the Saleen Entities’ assets. Borrower’s obligations under the Secured Promissory Notes were also guaranteed by Saleen. Borrower’s failure to pay when due amounts payable under the Secured Promissory Notes, its failure to observe any covenants under the bridge loan documents, a breach of its representations and warranties made pursuant to the bridge loan documents or its undergoing a bankruptcy or insolvency proceeding would have constituted an event of default. Upon the occurrence of an event of default, the Lenders could declare all obligations under the Secured Promissory Notes due and payable and could have foreclosed on the collateral securing such obligations. Upon the consummation of the Capital Raise, the obligations outstanding under the Secured Promissory Notes were converted into Notes in the same principal amounts.

On May 12, 2013, Saleen Automotive issued 500,000 shares of its common stock each to two of its new directors, a total of 1,000,000 shares, in payment of director fees for future service on Saleen Automotive’s board of directors. The total value of these shares is $250,000 based on a per share value of $0.25.

On June 10, 2013, Saleen Automotive issued 150,000 shares of its common stock to a new employee as a condition of employment. The total value of these shares is $37,500 based on a per share value of $0.25.

On June 17, 2013, Saleen Automotive issued 25,000 shares of its common stock to an employee in payment of employee expenses. The total value of these shares is $6,250 based on a per share value of $0.25.

On June 17, 2013, Saleen Automotive issued 942,924 shares of its common stock to an information technology service provider in payment of future services. The total value of these shares is $235,731 based on a per share value of $0.25.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Action Stock Transfer Corporation. Its mailing address is 2469 East Fort Union Boulevard, Suite 214, Salt Lake City, UT 84121, its telephone number is (801) 274-1088, and its facsimile number is (801) 274-1099.

Listing

Our common stock is currently quoted on the OTCQB and OTCBB under the trading symbol “WSTY.”

Market Prices

The shares of our common stock have been listed and principally quoted on the OTCQB and OTCBB under the trading symbol “WSTY.” Historical closing prices for shares of our common stock on the OTCQB and OTCBB are only available from and after May 6, 2013. We have therefore omitted the table setting forth the high and low bid prices of our common stock for the last two fiscal years.

Holders

As of June 26, 2013, there were 5 registered holders of record of our common stock.

Dividends

On May 23, 2013, our board of directors declared, for stockholders of record of our common stock as of May 23, 2013, a per share dividend of $0.035 in cash, subject to (a) the closing of the Merger, (b) our compliance with the applicable requirements of the Nevada Revised Statutes and (c) our notification to the Financial Industry Regulatory Authority (“FINRA”) of the dividend and FINRA’s confirmation that it has received the necessary documentation to process the dividend. On June 26, 2013, we satisfied all of the conditions to payment of the dividend and intend to pay and issue such dividend within the next 10 days.

Other than the aforementioned dividend, we do not anticipate paying dividends in the foreseeable future and currently intend to retain any future earnings to support the development and expansion of our business. The declaration and payment of dividends is subject to the discretion of our board of directors and to certain limitations imposed under Nevada statutes. The timing, amount and form of dividends, if any, will depend upon, among other things, our results of operation, financial condition, cash requirements, and other factors deemed relevant by our board of directors.

Description of Our Securities

As of June 26, 2013, our authorized capital stock consisted of:

•	100,000,000 shares of common stock, par value $0.001 per share; and
•	1,000,000 shares of preferred stock, par value $0.001 per share, 896,000 of which were designated Super Voting Preferred Stock.

As of June 26, 2013, there were outstanding:

•	8,000,000 shares of common stock held by 8 stockholders of record; and
•	896,000 shares of Super Voting Preferred Stock, held by 169 stockholders of record.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Voting Rights

Each holder of our common stock is entitled to one vote for each share of our common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our articles of incorporation, as amended, which means that the holders of a majority of the voting shares voted can elect all of the directors then standing for election.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and our common stock is not convertible or redeemable.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

We are authorized, subject to limitations prescribed by Nevada law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, by the affirmative vote of the holders of a majority of our capital stock entitled to vote, unless a vote of any other holders is required by our articles of incorporation, as amended, or the Nevada Revised Statutes. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

The rights of our Super Voting Preferred Stock, which are described above, are set forth in a Certificate of Designations, Preferences, Limitations, Restrictions and Relative Rights of Super Voting Preferred Stock which became effective on June 17, 2013. Upon the automatic conversion of the Super Voting Preferred Stock such shares will cease to be designated as a separate series of our preferred stock.

We have no current plan to issue any other shares of preferred stock.

Anti-takeover Provisions

Certain provisions of our articles of incorporation, as amended, and Nevada law may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Charter Provisions

Our articles of incorporation, as amended, currently allows our board of directors to issue 104,000 shares, and after the automatic conversion of our Super Voting Preferred Stock will allow our board of directors to issue 1,000,000 share, of our preferred stock in one or more series and with such rights and preferences including voting rights, without further stockholder approval. In the event that our board of directors designates additional series of preferred stock with rights and preferences, including super-majority voting rights, and issues such preferred stock, the preferred stock could make our acquisition by means of a tender offer, a proxy contest or otherwise, more difficult, and could also make the removal of incumbent officers and directors more difficult. As a result, these provisions may have an anti-takeover effect. The preferred stock authorized in our articles of incorporation, as amended, may inhibit changes of control that are not approved by our board of directors. These provisions could limit the price that future investors might be willing to pay for our common stock. This could have the effect of delaying, deferring or preventing a change in control. The issuance of our preferred stock could also effectively limit or dilute the voting power of our stockholders. Accordingly, such provisions of our articles of incorporation, as amended, may discourage or prevent an acquisition or disposition of our business that could otherwise be in the best interest of our stockholders.

Nevada Law

In addition, Nevada has enacted the following legislation that may deter or frustrate takeovers of Nevada corporations:

Authorized but Unissued Stock – The authorized but unissued shares of our common stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our board of directors to issue shares of stock to persons friendly to existing management.

Evaluation of Acquisition Proposals – The Nevada Revised Statutes expressly permit our board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of our assets, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on our employees, customers, suppliers, and other relevant interest holders, and on the communities and geographical areas in which they operate. Our board of directors may also consider the amount of consideration being offered in relation to the then current market price of our outstanding shares of capital stock and our then current value in a freely negotiated transaction.

Control Share Acquisitions –Nevada has adopted a control share acquisitions statute designed to afford stockholders of public corporations in Nevada protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation’s disinterested stockholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are: acquisitions of shares possessing one-fifth or more but less than one-third of all voting power; acquisitions of shares possessing one-third or more but less than a majority of all voting power; or acquisitions of shares possessing a majority or more of all voting power. Under certain circumstances, the statute permits the acquiring person to call a special stockholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption of control shares with no voting rights under certain circumstances. As permitted by the statute, we have elected in our articles of incorporation, as amended, not to be governed by the control share acquisitions statute.

Recent Sales of Unregistered Securities

Our Company

On June 26, 2013, we issued 896,000 shares of our Super Voting Preferred Stock to Steve Saleen and the other former shareholders of Saleen Automotive, as consideration for the Merger and the transactions contemplated under the Assignment and License Agreement, as amended.

In connection with the above security issuances, we did not pay any underwriting discounts or commissions. None of the sales of securities described or referred to above was registered under the Securities Act. In making the sales without registration under the Securities Act, we relied upon one or more of the exemptions from registration contained in Section 4(2) of the Securities Act, and in Regulation D promulgated under the Securities Act. No general solicitation or advertising was used in connection with the sales.

Saleen Automotive

From its formation in July 2011 through June 18, 2013, Saleen Automotive sold or issued an aggregate of 105,000,000 shares of its common stock to officers, directors, employees and other investors for cash, services rendered and services to be rendered.

In connection with the above security issuances, Saleen Automotive did not pay any underwriting discounts or commissions. None of the sales of securities described or referred to above was registered under the Securities Act. In making the sales without registration under the Securities Act, Saleen Automotive relied upon one or more of the exemptions from registration contained in Section 4(2) of the Securities Act, and in Regulation D promulgated under the Securities Act. No general solicitation or advertising was used in connection with the sales.

Principal Accountant Fees and Services

On June 26, 2013, we dismissed Goldman Kurland and Mohidin, LLP (“GKM”) as our independent registered public accounting firm. The decision was approved by our board of directors.

GKM did not render any reports on our financial statements and during the period of GKM’s engagement there were (i) no disagreements with GKM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of GKM would have caused GKM to make reference to the subject matter of the disagreements in connection with its report, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We provided GKM with a copy of the disclosures above and requested that GKM furnish us with a letter addressed to the SEC stating whether or not it agreed with our statements above and, if not, stating the respects in which it did not agree. We will provide GKM’s response by amendment to this Current Report on Form 8-K.

On June 26, 2013, we engaged Weinberg & Company, P.A. (“Weinberg”) as our new independent registered public accounting firm. We engaged Weinberg to audit our financial statements for the year ended March 31, 2014. The appointment of Weinberg was approved by our board of directors.

Weinberg is also the Saleen Entities’ independent public accounting firm. Weinberg billed the Saleen Entities aggregate audit fees of approximately $102,688 for professional services rendered for the audit of their annual financial statements for the years ended March 31, 2013 and December 31, 2012.

Steve Saleen, Saleen Automotive’s chief executive officer, and Robert Miranda, Saleen Automotive’s chief financial officer, were directly responsible for interviewing and retaining Weinberg, considering Weinberg’s independence and effectiveness, and pre-approving the engagement fees and other compensation to be paid to, and the services to be conducted by, Weinberg. Messrs. Saleen and Miranda pre-approved 100% of the services described above.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

The audited combined financial statements of Saleen Automotive, Inc. and SMS Signature Cars for the fiscal years ended March 31, 2013 and 2012 are incorporated herein by reference to Exhibit 99.1 to this Current Report.

(b) Pro forma financial information.

The unaudited combined pro forma financial statements of Saleen Automotive, Inc. (Nevada), Saleen Automotive, Inc. (Florida) and SMS Signature Cars for the fiscal years ended March 31, 2013 and 2012 are incorporated herein by reference to Exhibit 99.2 to this Current Report.

(c) Shell company transactions.

Reference is made to the disclosure set forth under Item 9.01(a) and 9.01(b) of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

(d) Exhibits.

See attached Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 27, 2013

Saleen Automotive, Inc.

By:_/s/ Steve Saleen________________

Steve Saleen

Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
2.1

Agreement and Plan of Merger dated May 23, 2013, among the Registrant, Saleen California Merger Corporation, Saleen Florida Merger Corporation, SMS Signature Cars, Saleen Automotive, Inc. and Steve Saleen. Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 333-176388) filed with the Securities and Exchange Commission on May 30, 2013.

3.1.1

Articles of Incorporation. Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-176388) filed with the Securities and Exchange Commission on August 18, 2011.

3.1.2

Certificate of Designations, Preferences, Limitations, Restrictions and Relative Rights of Super Voting Preferred Stock. Incorporated by reference to Exhibit 3.1.2 to the Current Report on Form 8-K (File No. 333-176388) filed with the Securities and Exchange Commission on June 21, 2013.

3.1.3

Articles of Merger effective June 17, 2013. Incorporated by reference to Exhibit 3.1.1 to the Current Report on Form 8-K (File No. 333-176388) filed with the Securities and Exchange Commission on June 21, 2013.

3.2	Bylaws. Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 (File No. 333-176388) filed with the Securities and Exchange Commission on August 18, 2011.
10.1

Registration Rights Agreement dated March 13, 2013, among the Registrant, W-Net Fund I, L.P. and Verdad Telecom, Inc. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 333-176388) filed with the Securities and Exchange Commission on March 18, 2013.

10.2	Securities Purchase Agreement dated June 26, 2013, among the Registrant and the purchasers signatory thereto.
10.3	Registration Rights Agreement dated June 26, 2013, among the Registrant and the investors signatory thereto.
10.4	Security Agreement dated June 26, 2013, among the Registrant, Saleen Automotive, Inc., SMS Signature Cars and the purchasers signatory thereto.
10.5	Intellectual Property Security Agreement dated June 26, 2013, among the Registrant, Saleen Automotive, Inc., SMS Signature Cars and the purchasers signatory thereto.
10.6	Form of 3.0% Senior Secured Convertible Note.
10.7	Commercial Lease dated December 2, 2008, between Larry R. Haupert dba Rexco and SMS Signature Cars.
10.8	Employment Agreement dated August 1, 2011, between Saleen Automotive, Inc. and Steve Saleen.
10.9	Commercial Lease dated September 1, 2012, between Larry R. Haupert dba Rexco and Saleen Automotive, Inc.
21.1	Subsidiaries of the Registrant.
99.1	Audited combined financial statements of Saleen Automotive, Inc. and SMS Signature Cars for the fiscal years ended March 31, 2013 and 2012.
99.2	Unaudited combined pro forma financial statements of the Registrant, Saleen Automotive, Inc. and SMS Signature Cars for the fiscal years ended March 31, 2013 and 2012.
99.3	Press release dated June 27, 2013.